Filed Pursuant to Rule 424(b)(5)
Registration No. 333-234758

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	11,638,000	$44.25	$514,981,500	$66,844.60

(1)	Includes 1,518,000 shares of common stock that may be purchased by the underwriter pursuant to its option to purchase additional shares of common stock.
(2)	Calculated in accordance with Rule 457(r) and made in accordance with Rule 456(b) of the Securities Act of 1933, as amended.

Prospectus Supplement
(To Prospectus dated November 18, 2019)

10,120,000 Shares

Performance Food Group Company

Common Stock

We expect to enter into a forward sale agreement with Credit Suisse Capital LLC, or its affiliate, which we refer to in this capacity as the forward purchaser. In connection with the forward sale agreement, the forward purchaser or its affiliate is borrowing from third parties and selling to the underwriters an aggregate of 10,120,000 shares of our common stock (or an aggregate of 11,638,000 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full) that will be delivered in this offering.

This offering is part of the financing for the proposed acquisition of Reinhart Foodservice, L.L.C. (“Reinhart”) by us (the “Proposed Reinhart Acquisition”) and will be consummated prior to the Proposed Reinhart Acquisition. While we will not initially receive any proceeds from the sale of shares of our common stock by the forward purchaser or its affiliate, we expect to physically settle the forward sale agreement (by the delivery of shares of our common stock) and receive proceeds from the sale of those shares of our common stock in order to fund a portion of the purchase price for the Proposed Reinhart Acquisition. We expect such settlement to occur on one or more forward settlement dates on or prior to the closing of the Proposed Reinhart Acquisition. If the Proposed Reinhart Acquisition is not consummated, we may elect to physically settle the forward sale agreement or may cash settle or net share settle all or a portion of our obligations under the forward sale agreement (if we conclude that it is in our best interest to do so) no later than the date that is 12 months from entry into the forward sale agreement. If we elect to cash settle the forward sale agreement, we may not receive any proceeds, and we may owe cash to the forward purchaser in certain circumstances. If we elect to net share settle the forward sale agreement, we will not receive any proceeds, and we may owe shares of our common stock to the forward purchaser in certain circumstances. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement.”

If the forward purchaser or its affiliate does not sell on the anticipated closing date of this offering all of the shares of our common stock to be sold by it to the underwriters, we will issue and sell directly to the underwriters the number of shares of our common stock not sold by the forward purchaser or its affiliate and, under such circumstances, the number of shares of our common stock underlying the forward sale agreement will be decreased by the number of shares of our common stock that we issue and sell.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PFGC.” The last reported sale price of our common stock on the NYSE on November 15, 2019 was $46.19 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-18 of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our common stock.

	Per share	Total
Public offering price	$44.25	$447,810,000
Underwriting discounts and commissions(1)	$1.55	$15,686,000
Proceeds, before expenses, to us(2)	$42.70	$432,124,000
(1)	See “Underwriting (Conflicts of Interest)” for additional disclosure regarding the underwriting discount and estimated offering expenses.
(2)	Assuming full physical settlement of the forward sale agreement, we expect to receive estimated aggregate proceeds, before expenses, of $432,124,000 from the sale of shares of our common stock in this offering by the forward purchaser or its affiliate, which settlement we expect will occur no later than the date that is 12 months from entry into the forward sale agreement. For the purposes of calculating the aggregate proceeds to us from the sale of shares of our common stock, we have assumed that the forward sale agreement is physically settled based on the initial forward sale price of $42.70 per share (which is the public offering price per share, less the underwriting discount per share). The forward sale price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds, if any, to us will be calculated as provided in the forward sale agreement (as described in this prospectus supplement). Although we expect to settle the forward sale agreement entirely by the physical delivery of shares of our common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement.”

The underwriters have been granted a 30-day option from the date of this prospectus supplement, exercisable in whole or in part from time to time, to purchase up to an additional 1,518,000 shares of our common stock at the initial public offering price less the underwriting discounts and commissions. Upon exercise of such option, the number of shares of our common stock underlying the forward sale agreement will be increased by the number of shares sold by the forward purchaser or its affiliate in respect of such option exercise. In such event, if the forward purchaser or its affiliate does not deliver and sell all of the shares of our common stock to be sold by it in connection with the exercise of such option, we will issue and sell to the underwriters a number of shares of our common stock equal to the number of shares that the forward purchaser or its affiliate does not deliver and sell, and the number of shares underlying the forward sale agreement will not be increased in respect of the number of shares that we issue and sell.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about November 25, 2019 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers
Credit Suisse			Wells Fargo Securities
BofA Securities	J.P. Morgan		Barclays
BMO Capital Markets	Capital One Securities	Morgan Stanley	Rabo Securities

November 20, 2019

Prospectus Supplement

Prospectus

S-i

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take responsibility for, and cannot provide assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, dated November 18, 2019, including the documents incorporated by reference therein, which gives more general information. Generally, when we refer to this “prospectus,” we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement), the statement in the document having the later date modifies or supersedes the earlier statement.

Terms capitalized but not defined in this prospectus supplement shall have the meanings ascribed to them in the accompanying prospectus.

S-ii

MARKET AND INDUSTRY DATA

Market data and industry statistics and forecasts used throughout this prospectus supplement or incorporated by reference herein are based on the good faith estimates of management, which in turn are based upon management’s reviews of independent industry publications, reports by market research firms, and other independent and publicly available sources. All references to our industry share refer to our net sales as compared to aggregate revenues for the U.S. foodservice distribution industry.

Although we are not aware of any misstatements regarding the industry data that we present in this prospectus supplement, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended June 29, 2019, incorporated by reference in this prospectus supplement, as well as our subsequent filings with the SEC also incorporated by reference herein.

TRADEMARKS AND TRADENAMES

This prospectus supplement, including the documents incorporated by reference herein, contains some of our trademarks, trade names, and service marks, including the following: West Creek, Silver Source, Braveheart 100% Black Angus, Empire’s Treasure, Brilliance, Heritage Ovens, Village Garden, Guest House, Piancone, Luigi’s, Ultimo, Corazo, Assoluti, Peak Fresh Produce, Roma, First Mark, Nature’s Best Dairy and Liberty. Each one of these trademarks, trade names, or service marks is either (i) our registered trademark, (ii) a trademark for which we have a pending application, (iii) a trade name or service mark for which we claim common law rights, or (iv) a registered trademark or application for registration which we have been licensed by a third party to use.

Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement are without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, and trade names. This prospectus supplement contains additional trademarks, service marks, and trade names of others, which are the property of their respective owners. All trademarks, service marks, and trade names appearing in this prospectus supplement are, to our knowledge, the property of their respective owners.

S-iii

NON-GAAP FINANCIAL MEASURES

EBITDA and Adjusted EBITDA, as presented in this prospectus supplement, are supplemental measures of our performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”).

Management measures operating performance based on our EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization. EBITDA is not defined under GAAP and is not a measure of operating income, operating performance, or liquidity presented in accordance with GAAP and is subject to important limitations. Our definition of EBITDA may not be the same as similarly titled measures used by other companies.

We believe that the presentation of EBITDA enhances an investor’s understanding of our performance. We use this measure to evaluate the performance of our segments and for business planning purposes. We present EBITDA in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements included elsewhere or incorporated by reference in this prospectus supplement, and such information is not meant to replace or supersede GAAP measures.

In addition, our management uses Adjusted EBITDA, defined as net income (loss) before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items that we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under our credit agreement (as defined herein), the indenture governing the 5.500% Senior Notes due 2024 (the “5.500% Senior Notes”) and the indenture governing the Acquisition Notes (as defined herein) (other than certain pro forma adjustments permitted under our credit agreement and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our credit agreement and the applicable indentures, our ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments, and making restricted payments, is tied to ratios based on Adjusted EBITDA (as defined in our credit agreement and our indentures, respectively). Our definition of Adjusted EBITDA may not be the same as similarly titled measures used by other companies.

Adjusted EBITDA is not defined under GAAP, and is subject to important limitations. We believe that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties, including our lenders and noteholders, in their evaluation of the operating performance of companies in industries similar to ours. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, that are derived on the basis of methodologies other than in accordance with GAAP. These rules require, among other things:

•	presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP;
•	a quantitative reconciliation of the differences between the non-GAAP financial measure and the most comparable financial measure or measures calculated and presented in accordance with GAAP;
•	a statement disclosing the reasons why the registrant’s management believes that presentation of the non-GAAP financial measure provides useful information to investors; and
•	a statement disclosing the additional purposes, if any, for which the registrant’s management uses the non-GAAP financial measure.

S-iv

These rules prohibit, among other things:

•	exclusion of charges or liabilities that require cash settlement or would have required cash settlement absent an ability to settle in another manner from non-GAAP liquidity measures;
•	adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it is reasonably likely to recur; and
•	presentation of non-GAAP financial measures on the face of any financial statement prepared in accordance with GAAP or pro forma financial information.

The non-GAAP financial measures presented or incorporated by reference in this prospectus supplement may not comply with these rules and may be changed in or excluded from our future filings with the SEC. For definitions of EBITDA and Adjusted EBITDA and a reconciliation to net income, see “Summary—Summary Historical Consolidated and Pro Forma As Adjusted Financial Data.”

S-v

BASIS OF PRESENTATION

As used in this prospectus supplement, unless otherwise noted or the context otherwise requires, (i) references to the “Company,” “we,” “our,” or “us” refer to Performance Food Group Company and its consolidated subsidiaries, without giving effect to the Proposed Reinhart Acquisition; (ii) “Reinhart” refers to Reinhart Foodservice, L.L.C. (carve-out of certain operations of Reyes Holdings, L.L.C. and Lone Oak Realty LLC) together with its consolidated subsidiaries, without giving effect to the Proposed Reinhart Acquisition; (iii) the “combined company” refers to us, after giving effect to the Proposed Reinhart Acquisition; (iv) references to the “Issuer” refer to Performance Food Group Company exclusive of its subsidiaries; (v) references to the “underwriters” are to the firms listed on the cover page of this prospectus supplement; and (vi) when information is presented on a “pro forma as adjusted basis,” it is giving effect to the adjustments set forth under “Unaudited Pro Forma As Adjusted Combined Financial Data of the Company and Reinhart,” including the Proposed Reinhart Acquisition and the Acquisition Financing (as defined below), which includes this offering and the use of proceeds therefrom, and, except as otherwise indicated, assumes that we do not incur any borrowings under the Bridge Facility (as defined below) pursuant to a debt commitment letter with Credit Suisse Loan Funding LLC, Credit Suisse AG, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association and certain other lenders party thereto (the “Debt Commitment Letter”). Pursuant to the terms of the Debt Commitment Letter, to the extent the cash proceeds from this offering, together with the proceeds from the offering of the Acquisition Notes (as defined below), additional borrowings under our credit agreement and/or additional term loans is less than $1,460 million, the financing parties to the Debt Commitment Letter will be obligated to fund the Bridge Facility in an aggregate principal amount of the remaining outstanding commitments under the Debt Commitment Letter.

References to excess availability under the ABL Facility (as defined below) on a pro forma as adjusted basis are based on an estimated borrowing base giving effect to the Proposed Reinhart Acquisition, calculated using discount rates consistent with those used in the calculation of our borrowing base under the ABL Facility as of September 28, 2019 and the estimated appraised value of real estate to be acquired.

Unless otherwise indicated or the context otherwise requires, financial data of the Company in this prospectus supplement reflects the consolidated business and operations of Performance Food Group Company and its consolidated subsidiaries.

Unless otherwise indicated or the context otherwise requires, references to giving effect to this offering and the use of proceeds therefrom assume full physical settlement of the forward sale agreement and an initial forward sale price of $46.19 per share, the last reported sale price of our common stock on November 15, 2019, and no exercise of the underwriters’ option to purchase additional shares.

References to “fiscal 2020” are to the 52-week period ending June 27, 2020, references to “fiscal 2019” are to the 52-week period ending June 29, 2019, references to “fiscal 2018” are to the 52-week period ended June 30, 2018 and references to “fiscal 2017” are to the 52-week period ended July 1, 2017.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain significant aspects of our business and this offering. This is a summary of information contained elsewhere or incorporated by reference in this prospectus supplement, is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus supplement and the documents incorporated by reference herein, including the information presented under the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended June 29, 2019, and the consolidated financial statements and the notes thereto, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of certain factors such as those set forth in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” When making an investment decision, you should also read the discussion under “Basis of Presentation” above for the definition of certain terms used in this prospectus supplement and other matters described or incorporated by reference in this prospectus supplement

Our Company

We are one of the largest food distributors by revenue in the growing $299 billion U.S. foodservice distribution industry, which supplies the diverse $792 billion U.S. “food-away-from-home” industry. We market and distribute approximately 160,000 food and food-related products from 83 distribution centers to over 170,000 customer locations across the United States. Our more than 18,000 employees serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, convenience stores, and theaters. We source our products from over 5,000 suppliers and serve as an important partner to our suppliers by providing them access to our broad customer base. In addition to the products we offer to our customers, we provide value-added services by allowing our customers to benefit from our industry knowledge, scale, and expertise in the areas of product selection and procurement, menu development, and operational strategy.

We plan to continue executing the strategies that have historically delivered growth in sales, industry share, and profit. We believe that our current industry share, the large size of the U.S. foodservice distribution industry, and our track record of growing our industry share provide us a significant opportunity for continued sales growth and profitability. For the first quarter of fiscal 2020 and the fiscal year ended June 29, 2019, we generated $6.2 billion and $19.7 billion, respectively, in net sales and $127.7 million and $475.5 million, respectively, in Adjusted EBITDA, representing for the fiscal year ended June 29, 2019 compound growth rates of 8.0% and 10.2%, respectively, since 2012. See “—Summary Historical Consolidated and Pro Forma As Adjusted Financial Data” for our definition of “Adjusted EBITDA” and a reconciliation of Adjusted EBITDA to net income, which we believe is the most directly comparable financial measure calculated in accordance with GAAP.

We attribute our sales growth primarily to our customer-centric business model. For us, that means understanding our customers’ business operations and economics so that we can help them be successful; placing our decision-making on how best to serve customers at the local level; and partnering with our suppliers to develop our high quality proprietary brands, which are a key driver for us in winning, retaining, and developing customers. We believe that our customer-centric business model differentiates us from our competitors who make customer-facing decisions outside of the local market and also from competitors who do not have the same ability to develop proprietary brands, provide value-added services, and distribute as effectively as we do.

Since fiscal 2012, our Adjusted EBITDA growth has outpaced our sales growth as a result of our shift towards a more profitable mix of products and customers, capturing operating efficiencies from our sales growth, and delivering productivity initiatives. Our mix shift is primarily attributable to increased sales of our proprietary brands and sales to independent restaurants, which represent our highest margin products and customers, respectively, in the Foodservice segment.

In the first quarter of fiscal 2019, the Company restructured its operating segments to reflect the manner in which the chief operating decision maker (the “CODM”) manages the business. Based on changes to the Company’s organization structure and how the CODM reviews operating results and makes decisions about resource allocation, the Company now has two reportable segments: our Foodservice segment and our Vistar segment. See “—Our Segments”. Additionally, consistent with how the CODM assesses performance of our segments, certain administrative costs and corporate allocations that were previously reported at the segment level are now included within Corporate & All Other, as opposed to the Foodservice segment.

Corporate & All Other is comprised of unallocated corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

In April 2019, we acquired Eby-Brown Company LLC (“Eby-Brown”), a leading U.S. distributor of pre-packaged candy, snacks, specialty beverages and tobacco products in the convenience industry. We believe the acquisition of Eby-Brown will allow our Vistar segment to strategically expand in the fast-growing convenience store channel where there is significant overlap with suppliers and product categories, as well as opportunities to use our brands for unique solutions in the prepared/made-to-order foodservice industry. Together, our Vistar segment and Eby-Brown will collectively service over 75,000 locations and would be first in locations served and second in overall non-tobacco convenience volume.

In July 2019, we announced that we agreed to acquire Reinhart from Reyes Holdings, L.L.C. in a transaction valued at $2.0 billion (or approximately $1.7 billion net of an estimated tax benefit to the Company of approximately $265 million), the closing of which remains subject to receipt of required regulatory approvals and other customary conditions. We believe the proposed acquisition of Reinhart positions us as one of the largest distributors in the United States, expands our geographic reach and overall scale, and further enhances our strategic position given our complementary customer-centric operating models. The acquisition of Reinhart substantially increases the scale of our financial profile. For the fiscal year ended June 29, 2019, on a pro forma as adjusted basis, we would have generated $26 billion of net sales and $640 million of Adjusted EBITDA, before giving effect to potential synergies. We expect to achieve approximately $50 million in annual run-rate cost synergies in the third year following the close of the transaction. Potential cost synergies have been identified primarily in procurement, operations, and logistics. However, there can be no assurance that these projected cost savings and run-rate synergies will be achieved, or that any cost savings will be achieved at all.

Our Segments

We believe that we are well positioned to serve our customers from our two business segments, Foodservice and Vistar, which are distinguished by their diverse distribution models, the inventory they carry, and the customers they serve.

Performance Food Group: Year Ended June 29, 2019

Foodservice. Foodservice is a leading foodservice distributor in the United States with substantial presence along the Eastern Seaboard, the Midwest and the Southeast. Foodservice operates a network of 48 distribution centers, each of which is run by a business team who understands the local markets and the needs of its particular customers and who is empowered to make decisions on how to best serve them. For the year ended June 29, 2019, Foodservice generated $15.1 billion in net sales and EBITDA of $428 million, with over 84% of sales attributable to restaurants. Foodservice serves over 100,000 customer locations with over 130,000 food and food-related products.

We offer our customers a broad product assortment that ranges from “center-of-the-plate” items (such as beef, pork, poultry, and seafood), frozen foods, refrigerated products, and dry groceries to disposables, cleaning and kitchen supplies, and related products. In addition to the products we offer, we believe we provide value-added services by enabling our customers to benefit from our industry knowledge, scale, and expertise in the areas of product selection and procurement, menu development, and operational strategy.

We classify our customers under two major categories: “Independent” and “Chain”. Chain customers are multi-unit restaurants with five or more locations, which include fine dining, family and casual dining, fast casual, and quick serve restaurants, as well as hotels, healthcare facilities, and other multi-unit institutional customers. Independent customers tend to utilize more of our value-added services, particularly in the areas of product selection and procurement, industry trends, menu development, and operational strategy. Independent customer purchases typically generate greater gross profit per case compared to Chain customer purchases. Sales to Independent customers in fiscal 2019 accounted for 33.8% of Foodservice sales. From fiscal 2013 through fiscal 2019, we have grown the number of Independent customers, case sales to Independent customers, and case sales of our proprietary-branded products (“Performance Brands”) to Independent customers at compound annual growth rates of 5%, 6%, and 10%, respectively.

Additionally, Foodservice is a leading national distributor to the family and casual dining channel, with distribution centers that provide tailored supply chain solutions to our customers. Our network of national distribution centers was developed around our customers and is strategically positioned to provide an efficient supply chain across both inbound and outbound logistics.

Our products consist of Performance Brands, as well as nationally-branded products and products bearing our customers’ brands. Our Performance Brands typically generate higher gross profit per case than other brands. In fiscal 2019, Performance Brands accounted for 47.3% of the case volume sold to Independent customers. Performance Brands accounted for approximately 18.5% of our Foodservice net sales in fiscal 2019.

Foodservice net sales for fiscal 2019 and fiscal 2018 were $15.1 billion and $14.3 billion, respectively, representing year-over-year growth of 5.8%. Foodservice segment EBITDA for the same time period was $428.0 million and $411.4 million, respectively, representing year-over-year growth of 4.0%.

Foodservice net sales for the first quarter of fiscal 2020 were $3.9 billion, representing year-over-year growth of 7.8%. Foodservice segment EBITDA for the same time period was $104.0 million, representing year-over-year growth of 13.0%.

Foodservice: Fiscal 2019 Net Sales

Vistar. Vistar is a leading national distributor of candy, snacks, beverages, cigarettes, and other tobacco products to vending and office coffee service distributors, retailers, theaters, convenience stores, and hospitality providers. Our Vistar segment provides national distribution of approximately 30,000 different SKUs of candy, snacks, beverages, and other items to over 70,000 customer locations from our network of 35 Vistar OpCos and six Merchant’s Marts locations. A Vistar OpCo, short for Operating Company, is a warehouse located in a large U.S. market that services Vistar’s diversified channel of customers. Merchant’s Marts are cash-and-carry operators where customers generally pick up orders rather than having them delivered. Vistar’s scale in these channels enhances our ability to procure a broad variety of products for our customers. Vistar OpCos deliver to vending and office coffee service distributors and directly to most theaters and some other locations. The distribution model also includes a “pick and pack” capability, which utilizes third-party carriers and Vistar’s SKU variety to sell to customers whose order sizes are too small to be served effectively by our delivery network. We believe these capabilities, in conjunction with the breadth of our inventory, are differentiating and allow us to serve many distinct customer types. Vistar has successfully built upon our national platform to broaden the channels we serve to include hospitality venues, concessionaires, airport gift shops, college book stores, corrections facilities, and impulse locations in big box retailers such as Home Depot, Dollar Tree, Staples, and others.

Vistar net sales for fiscal 2019 and fiscal 2018 were $4.6 billion and $3.3 billion, respectively, representing year-over-year growth of 38.9%. The acquisition of Eby-Brown in the fourth quarter of fiscal 2019 contributed $949.7 million to net sales, including $194.7 million related to excise taxes. Vistar EBITDA for the same time periods was $165.6 million and $133.1 million, respectively, representing year-over-year growth of 24.4%. For the first quarter of fiscal 2020, Vistar net sales and EBITDA were $2.3 billion and $51.5 million, respectively.

Vistar: Fiscal 2019 Net Sales

Our Industry

We distribute to the food-away-from-home industry, a large industry with attractive underlying growth trends. According to the U.S. Department of Commerce, consumer spending on food-away-from-home in the United States totaled $792 billion in 2018, making it one of the largest industries in the country. The industry grew from $445 billion in sales in 2005 to over $792 billion in sales in 2018, representing a compound annual growth rate of approximately 4.5%. Macroeconomic drivers of growth include increases in U.S. gross domestic product, employment levels, and personal consumption expenditures. Microeconomic drivers include increases in the number of restaurants, a continued shift toward value-added products and desire for convenience, smaller sized households, an aging population that spends more per capita at food-away-from-home establishments, and a rebound in the number of dual income households.

We operate in the U.S. foodservice distribution industry, which supplies the food-away-from-home industry and which totaled $299 billion in sales in 2018 according to Technomic. The U.S. foodservice distribution industry consists of four categories of distributors:

•	Broadline distributors carry a “broad line” of products to serve the needs of many different types of food-away-from-home establishments;
•	System distributors carry products that are typically specified by large national and regional chains;
•	Specialized distributors carry a variety of products within specific categories, such as produce, meats, or seafood, or they focus on particular customer types, such as schools, vending operations, or fine dining; and
•	Cash-and-carry centers where customers come to pick-up their orders.

We are distinguished from most of our competitors by operating in each of the four categories of distributors mentioned above.

Broadline distribution is the largest segment in the U.S. foodservice distribution industry. According to Technomic, the 50 largest broadline distributors by sales, grew sales by 4.4% from 2017 to 2018, or at approximately 1.7x the growth rate of the remaining broadline distributors in the top 500, which we believe is representative of the benefits of our substantial size.

We benefit from being one of the leading companies in the U.S. foodservice distribution industry. We believe that our current industry share, the large size of the U.S. foodservice distribution industry, and our track record of growing our industry share provide us a significant opportunity for continued sales growth.

Our Strengths

Leading Industry Positions

We believe that our leading industry positions within each of our business segments allow us to compete effectively in attracting new customers, to attract and retain industry talent, and to drive our growth as we execute our business strategy. We have a diverse business model that operates in two segments, allowing us to capitalize on the growth in food-away-from-home consumption. We believe our leading industry positions are exhibited in the following way:

•	Foodservice. We are the third largest broadline distributor by revenue in the United States after Sysco and US Foods, according to Technomic. We have significant presence in markets along the Eastern Seaboard and in the Southeast. Within Foodservice, we believe that our Roma products make us the leading distributor to independent pizzerias in the United States.
•	Vistar. Vistar is a leading national distributor of candy, snacks, and beverages to vending and office coffee service distributors, big box retailers, theater customers and convenience stores, whom we believe benefit from substantial product variety sold at competitive prices.

Scale Distribution Platforms

We believe we have a competitive advantage over smaller regional and local distributors through economies of scale in purchasing and procurement, which allow us to offer a broad variety of products (including our proprietary Performance Brands) at competitive prices to our customers. Our customers benefit from our ability to provide them with extensive geographic coverage as they continue to grow. We believe we also benefit from supply chain efficiency, including a growing inbound logistics backhaul network that uses our collective distribution network to deliver inbound products across business segments; best practices in warehousing, transportation, and risk management; the ability to benefit from the scale of our purchases of items not for resale, such as trucks, construction materials, insurance, banking relationships, healthcare, and material handling equipment; and the ability to optimize our networks so that customers are served from the most efficient OpCo, which minimizes the cost of delivery. We believe these efficiencies and economies of scale will lead to continued improvements in our operating margins when combined with incremental fixed-cost advantage.

Customer-Centric Business Model

Our customer-centric business model is based on understanding our customers’ business operations and economics so that we can help them be successful, partnering with our suppliers to develop high quality proprietary brands specifically tailored to our customers’ needs, and placing our decision making on how best to serve customers at the local level so that we remain nimble at the point of transaction. The model embodies how we organize the Company, how our business processes work, and how we design our information systems. Our over 18,000 employees share our mission to grow sales by providing excellent service that is locally tailored to each customer. Over 7,000 of our employees interact with customers daily, either in sales or in making deliveries. Our sales associates receive extensive and ongoing product training and earn incentives primarily based on how effectively they grow our business with customers. Our customer-facing employees are supported by hundreds of employees who develop, source, and market over 160,000 food and related products from over 5,000 suppliers and by several thousand warehouse workers focused on filling customer orders accurately, efficiently, and in a timely manner. We believe that our customer-centric business model differentiates us from our competitors who make customer-facing decisions outside the local market and also from competitors who often do not have the same ability to develop proprietary brands, provide value-added services, and distribute as effectively as we do.

Proven Ability to Increase Sales to Independent Customers and Market our Proprietary Brands

We maintain a strong focus on growing sales to Independent customers (our highest profit margin customers), growing sales of Performance Brands (our highest profit margin products), and attracting, retaining, and developing a more effective Independent sales force. We believe that offering our Performance Brands enhances customer loyalty and attracts new customers, particularly Independent customers. These Performance Brands include exclusive products offered across a wide variety of approximately 19,000 SKUs, which are developed in partnership with our suppliers and customers in order to satisfy the specific needs of our customer base.

From fiscal 2013 through fiscal 2019, we have grown the number of Independent customers, case sales to Independent customers, and case sales of Performance Brands to Independent customers at compound annual growth rates of 5%, 6%, and 10%, respectively. In fiscal 2019, Performance Brands accounted for 47.3% of the case volume sold to Independent customers, up from 39.2% in fiscal 2013.

Substantial Free Cash Flow Generation

Our cash flows benefit from a steady, recurring revenue stream supported by effective cost management and a leading industry share in the United States foodservice distribution industry. A significant portion of our sales are based on contract pricing, as either a percentage or fixed fee above costs, which enables us to mitigate cost inflation. In order to minimize costs, we leverage our national presence as one of the largest foodservice distributor in the United States and enter into supplier agreements that maximize promotional allowance rebates. We have made a focused effort to drive sales of our proprietary brands, which carry a higher selling margin per case than branded products.

While we experience some seasonal fluctuations in our working capital needs, we effectively manage them with our stable gross margins and our prudent liquidity management and borrowing practices. Because of the predictable nature of our business, our annual capital expenditure requirement is very moderate, averaging 0.7% of net sales from fiscal 2015 to fiscal 2019. Our annual free cash flow, defined as Adjusted EBITDA minus capital expenditures, grew 17.4% year-over-year from fiscal 2018 to fiscal 2019.

Disciplined and Proven Acquirer

We have made 27 acquisitions over the past eleven years. Acquisitions have typically been completed at attractive valuation multiples and have been accretive to our Adjusted EBITDA margins on both a pre- and post-synergy basis.

In the last three fiscal years, we have made six acquisitions in our Foodservice business, which expanded our footprint, increased scale and diversified our customer base. Synergies from these acquisitions have typically included introducing Performance Brands to the customers of the acquired company, reducing network mileage, implementing operational best practices, and achieving cost savings.

In our Vistar segment, we acquired Eby-Brown in FY2019, a leading U.S. distributor of pre-packaged candy, snacks, specialty beverages and tobacco products in the convenience industry. We believe the acquisition will allow Vistar to strategically expand in the fast-growing convenience store channel where there is significant overlap with suppliers and product categories, as well as opportunities to use our brands for unique solutions in the prepared/made-to-order foodservice industry. Eby-Brown operates eight distribution centers in the United States throughout the Midwest, Northeast and Southeast.

Experienced and Invested Management Team

Our senior management team has extensive experience and proven success in the foodservice industry. With over 220 years of combined experience, we believe that our senior management team’s experience in all parts of the industry has enabled us to grow and diversify our business while improving operational efficiency. Members of management have previous experience at other leading foodservice distributors, including Sysco, US Foods, and Alliant Foodservice. Other management team members have experience elsewhere in the food industry, ranging from manufacturers and marketers to retailers and contract feeders. The substantial majority of management’s incentive compensation is tied to our financial performance. We believe management’s investment and incentive structure align its interests with those of our stockholders.

Our Strategy

We intend to continue to expand our industry share and to grow sales and profits by executing on the following key elements of our strategy.

Continue to Grow Street and Performance Brand Sales

We believe that there is a significant and ongoing opportunity to grow sales to Independent customers (our highest profit margin customers) and to expand sales of our Performance Brands (our highest profit margin products). We believe that providing customers with proprietary distributor brands such as Performance Brands has been a key driver for us in winning, retaining, and developing customers, especially Independent customers. In addition, we believe that our ability to build and retain an increasingly effective sales force has complemented these results.

Independent business momentum facilitates further development of our Performance Brand portfolio, which we believe in turn enables us to win and develop more Independent customers. Smaller regional competitors often do not have the same ability to develop their own distinctive brands, and we believe this is a key reason why our Foodservice segment has increased its sales to Independent customers. By continuing to focus on increasing sales to our Independent customers and sales of our Performance Brands, we believe that we can continue to drive profitable growth.

Continue to Grow our Customers and Channels

We intend to increase penetration within our existing channels, enter new channels, and continue to win new customers in both business segments by using our scale, operational excellence, geographic presence, and customer-centric business model.

•	Foodservice. In addition to our success in growing our Independent business, we believe significant opportunity remains to expand our customer base. We have won the national distribution business of Wingstop, Blaze Pizza, Popeye’s, Burger King, MOD Pizza, Mellow Mushroom, Chuy’s and Cinnabon/Carvel. On a regional level, we also added IHOP, Applebee’s, Subway and Uno’s Grill to our customer base. We believe significant opportunity remains to continue expanding our customer base through new multiunit restaurant chains and other channels such as schools, hospitals, and commercial locations.
•	Vistar. We have utilized Vistar’s combination of inventory variety, distribution methods, and national scale to diversify our channel mix. This has enabled Vistar to serve new customers and channels including concessionaires (such as Minor League Baseball), corrections facilities, college bookstores, and hospitality, among others. Additionally, Vistar continues to grow within vending and office coffee service distribution, big box retailers, convenience stores, and theaters.

Expand Margins through Continuous Productivity Improvements

We are committed to expanding margins through operating efficiencies and productivity improvement programs which will complement the effect of selling a more profitable mix of customers and brands. We have ongoing initiatives that are designed to take advantage of our scale, drive productivity, and improve both customer and employee satisfaction. This includes investments in new technology as well as investments in teams whose primary responsibility is to improve our business processes, capture best practices, and maintain a continuous improvement culture in our procurement and operations functions.

In our operations function, we have implemented new technology designed to help us optimize inbound and outbound logistics as well as technology that is designed to make the delivery process easier, reduce errors and improve driver satisfaction. We are implementing technology in the warehouse that helps us build pallets more efficiently, automate processes, improve workflow and reduce training time. We have also implemented initiatives focused on efficient slotting to minimize touches. We have established a program called Service Excellence that has driven 15 consecutive months of improving results as measured by nine categories of errors that are consistently measured across all of our broadline locations. We believe this reduction in errors improves customer satisfaction as well as our operating efficiency.

We have implemented process improvements in our procurement area that are designed to structure negotiations with our procurement partners, including selected national, regional and local suppliers, to develop the mutual profitability of the relationship and to encourage suppliers to invest in our growth. We have also implemented new processes and technology designed to help us track and improve profitability with our suppliers.

Continue to Pursue Opportunistic Acquisitions

We have a strong track record of sourcing, executing, and integrating accretive acquisitions. We intend to continue pursuing selective acquisitions in order to further strengthen our competitive position in the industry and to allow us both to enter into new geographies and channels as well as to expand in existing ones.

Over the past eleven years, we have made 27 acquisitions, including acquiring eleven distributors in our Foodservice segment. These acquisitions have expanded our broadline geographic reach, and we believe further meaningful opportunities exist that would enable us to reach additional customers. In Vistar, our acquisition focus remains on companies in adjacent channels that can benefit from the strength of our inventory and delivery method variety or that can add capabilities or technologies to our portfolio. We believe that there are a number of attractive potential acquisition opportunities in our industry.

The Proposed Reinhart Acquisition

On July 1, 2019, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Ram Acquisition Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Buyer”), Ram Holdings I, L.L.C., a Delaware limited liability company (“Seller 1”), Ram Holdings II, L.L.C., a Delaware limited liability company (“Seller 2”), Ram Holdings III, L.L.C., a Delaware limited liability company (together with Seller 1 and Seller 2, “Sellers”), Reyes Holdings, L.L.C., a Delaware limited liability company (“Holdings”), and Lone Oak Realty LLC, a Delaware limited liability company (together with Sellers and Holdings, the “Seller Parties”). Pursuant to, and subject to the terms and conditions of, the Purchase Agreement, Buyer will purchase all of the outstanding limited liability company interests of Reinhart and certain related subsidiaries (collectively, the “Acquired Companies”) for $2.0 billion in cash, subject to customary adjustments set forth in the Purchase Agreement for the Acquired Companies’ combined debt, cash and net working capital. The Purchase Agreement includes customary representations, warranties and covenants of the parties. The closing of the contemplated transaction is subject to customary conditions, including the receipt of required regulatory approvals. See “Description of the Proposed Reinhart Acquisition” for additional information.

Reinhart is a privately-held company headquartered in Rosemont, IL. With annual net sales for its most recent fiscal year of over $6 billion, Reinhart is the second largest privately held distributor in the U.S. serving independent restaurants, healthcare, education and other attractive segments. Reinhart has approximately 90,000 SKUs including fresh meat, seafood, produce, dairy, coffee, dry groceries, disposables and foodservice equipment, which are sold to its 42,500 customers. In addition to its headquarters, the company has 26 distribution centers.

Reinhart Foodservice

(1)	Non-Food products include paper products and cleaning supplies.
(2)	Others include schools, healthcare, exited customers and retail.

We believe the addition of Reinhart and its complementary strengths will expand Foodservice’s broadline presence, improve our network efficiency, and help us achieve our long-term goals. This transaction provides us with greater overall scale in key geographies by filling out the Midwest, strengthening the North East and enhancing the South. The acquisition will further diversify and strengthen our customer base by adding a solid base of Independent customers and build upon our strong distribution platform. We believe these attributes along with attractive financial characteristics will continue to enhance our ability to continue to deliver the service our customers need to succeed. For the first quarter of fiscal 2020 and the fiscal year ended June 29, 2019, on a pro forma as adjusted basis, we would have generated $8 billion and $26 billion of net sales, respectively, and $178 million and $640 million of Adjusted EBITDA, respectively.

Key Geographies

We expect to achieve approximately $50 million in annual run-rate cost synergies in the third year following close of the transaction. Cost synergies have been identified primarily in procurement, operations, and logistics. Reinhart’s capital expenditures are approximately $50 million per year, which is in-line with our capital expenditures to net sales ratio.

Run-rate synergies by business area

Financing of the Proposed Reinhart Acquisition

In addition to this offering, we have obtained, or expect to obtain, additional financing for the Proposed Reinhart Acquisition as described below (together with this offering, the “Acquisition Financing”).

Acquisition Notes

On September 27, 2019, PFG Escrow Corporation (the “Escrow Issuer”), a newly-formed Delaware corporation and our indirect wholly-owned subsidiary, issued $1,060 million aggregate principal amount of 5.500% Senior Notes due 2027 (the “Acquisition Notes”). The Escrow Issuer has deposited into a segregated escrow account (the “Escrow Account”) an amount equal to the gross proceeds of the offering of the Acquisition Notes and an additional amount in cash that, when taken together with the gross proceeds of the offering of the Acquisition Notes, would be sufficient to fund a special mandatory redemption of the Acquisition Notes on September 30, 2019, if a special mandatory redemption of the Acquisition Notes were to occur on such date. In addition, on or prior to the date that is five business days prior to the last day of each month, from and including October 2019 through and including July 2020, the Escrow Issuer will deposit or cause to be deposited additional amounts into the Escrow Account (in each case, unless an escrow release has occurred). If the Proposed Reinhart Acquisition is not consummated on or before May 1, 2020 (or August 1, 2020 if an extension of the “Outside Date” (as defined in the Purchase Agreement) has occurred pursuant to the terms of the Purchase Agreement) or prior to such date the Purchase Agreement is terminated or we notify the trustee under the applicable indenture and the escrow agent under the escrow agreement or otherwise announce that the Purchase Agreement has been or will be terminated or that the Proposed Reinhart Acquisition will otherwise not be pursued, the Escrow Issuer or the Company will be required to redeem all of the Acquisition Notes at a redemption price equal to 100% of the aggregate principal amount of the Acquisition Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, and, in such event, the escrowed property will be applied to fund such redemption price.

Upon completion of the Proposed Reinhart Acquisition, the Escrow Issuer will merge with and into Performance Food Group, Inc. (“PFG”), our indirect wholly-owned subsidiary, and PFG will assume the obligations of the Escrow Issuer under the Acquisition Notes and the related indenture by executing a supplemental indenture thereto. In addition, upon completion of the Proposed Reinhart Acquisition, the Acquisition Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by PFGC, Inc., PFG’s direct parent company, and by each of our existing and future material wholly-owned domestic restricted subsidiaries, including Reinhart and its subsidiaries, to the extent such subsidiaries guarantee indebtedness under our asset-based revolving loan facility (the “ABL Facility”) our other capital markets debt securities or certain of our other indebtedness incurred under credit facilities.

Amendment of ABL Facility

In connection with the Proposed Reinhart Acquisition, we are currently seeking an amendment and restatement of the ABL Facility credit agreement that would, among other things, provide an additional $600 million of revolving and term loan commitments, for a total of up to $3.0 billion. It is anticipated that the amendment will be conditioned, among other things, upon the consummation of the Proposed Reinhart Acquisition substantially concurrently thereto.

Bridge Commitment

On July 1, 2019, in connection with the execution of the Purchase Agreement, PFG entered into a commitment letter (as supplemented pursuant to certain joinders of additional joint lead arrangers and joint bookrunners on July 23, 2019, the “Commitment Letter”) with Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association (together with the other financial institutions party to the joinders, collectively, the “Commitment Parties”), pursuant to which the Commitment Parties committed to provide (i) a senior unsecured bridge loan facility in an aggregate principal amount of up to $1.46 billion (the “Bridge Facility”) and (ii) certain additional term loan commitments under the Company’s Third Amended and Restated Credit Agreement, dated as of May 17, 2019, as amended, restated, supplemented, or otherwise modified from time to time (the “credit agreement”), in an aggregate principal amount of up to $600 million. The commitments in respect of the Bridge Facility were automatically reduced by $1,060 million following the offering of the Acquisition Notes and will be further reduced, subject to certain exceptions and limitations, on a dollar-for-dollar basis by (i) the gross cash proceeds from any equity financing, including from the settlement of the forward sale agreement (or from this offering to the extent that we issue and sell directly to the underwriters any shares of our common stock that the forward purchaser or its affiliate did not sell to the underwriters), (ii) any other offering of debt securities, (iii) the aggregate principal amount of any term loan financing incurred for the purpose of financing the Proposed Reinhart Acquisition or refinancing all or a portion of the outstanding amounts under the Bridge Facility and (iv) the amount of any existing commitments or Additional Commitments (as defined in the credit agreement) in excess of $600 million available to PFG pursuant to an amendment or amendment and restatement of the credit agreement. The commitments in respect of the Bridge Facility are currently undrawn and are subject to various conditions set forth in the Commitment Letter.

Corporate History and Information

The Issuer was formed under the laws of the State of Delaware on September 23, 2002. Our principal executive office is located at 12500 West Creek Parkway, Richmond VA 23238. Our main telephone number is 804-484-7700. We completed our initial public offering in October 2015, and our common stock is listed on the NYSE under the symbol “PFGC.” We maintain a website at www.pfgc.com. The information contained on our websites or that can be accessed through our websites neither constitutes part of this prospectus supplement nor is incorporated by reference herein.

The Offering

Issuer
Performance Food Group Company.
Shares of our Common Stock Offered by the Forward Purchaser or its Affiliate
10,120,000 shares of common stock (or 11,638,000 shares of common stock if the underwriters’ option to purchase additional shares is exercised in full).
Shares of our Common Stock to be Outstanding after Settlement of the Forward Sale Agreement Assuming Full Physical Settlement
115,612,004 shares of common stock (or 117,130,004 shares of common stock if the underwriters’ option to purchase additional shares is exercised in full).(1)(2)
Use of proceeds
We will not initially receive any proceeds from the sale of shares of common stock by the forward purchaser or its affiliate. Assuming full physical settlement of the forward sale agreement at the initial forward price of $42.70 per share (which is the offering price per share, less the underwriting discount per share), we expect to receive net proceeds of approximately $431.8 million (or $496.6 million if the underwriters’ option to purchase additional shares is exercised in full) (after deducting fees and estimated expenses related to the forward sale agreement and this offering), subject to certain adjustments pursuant to the forward sale agreement, upon settlement of the forward sale agreement, which settlement we expect will occur on one or more forward settlement dates on or prior to the closing of the Proposed Reinhart Acquisition, and if the Proposed Reinhart Acquisition is not consummated, no later than the date that is 12 months from entry into the forward sale agreement.(3)

We intend to use the net proceeds that we receive from the settlement of the forward sale agreement (or from this offering to the extent that we issue and sell directly to the underwriters any shares of our common stock that the forward purchaser or its affiliate did not sell to the underwriters), along with the other financing sources described under “Summary—Financing of the Proposed Reinhart Acquisition,” to finance the cash consideration payable in connection with the Proposed Reinhart Acquisition and to pay related fees and expenses. Any remaining proceeds upon settlement of the forward sale agreement will be used for general corporate purposes, including the repayment of outstanding indebtedness.

This offering is not conditioned upon the consummation of the Proposed Reinhart Acquisition, and we cannot assure you that the Proposed Reinhart Acquisition will be consummated on the terms described herein or at all. If the Proposed Reinhart Acquisition is not consummated and we physically settle the forward sale agreement, we intend to use the net proceeds that we receive from the settlement of the forward sale agreement (or from this offering to the extent that we issue and sell directly to the underwriters any shares of our common stock that the forward purchaser or its affiliate did not sell to the underwriters) for general corporate purposes, including the repayment of outstanding indebtedness. If we elect to cash settle the forward sale agreement, we may not receive any proceeds, and we may owe cash to the forward purchaser in certain circumstances. If we elect to net share settle the forward sale agreement, we will not receive any proceeds, and we may owe shares of our common stock to the forward purchaser in certain circumstances. For information concerning potential conflicts of interest that may arise from the use of proceeds, see “Use of Proceeds,” “Underwriting (Conflicts of Interest)—Conflicts of Interest” and “Underwriting (Conflicts of Interest)—Other Relationships” in this prospectus supplement.

Accounting Treatment of the Forward Sale Agreement
Before settlement of the forward sale agreement, we expect that the shares issuable upon settlement of the forward sale agreement will be reflected in our diluted earnings per share, return on equity and dividends per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share, return on equity and dividends per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of the forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate that there will be no dilutive effect on our earnings per share prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, except during periods when the average market price of our common stock is above the applicable forward sale price, which is initially $42.70 per share (equal to the initial public offering price less the underwriting discount per share, as set forth on the cover page of this prospectus supplement).
Risk factors
See “Risk Factors” beginning on page S-18 and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Dividend policy
We have no current plans to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, and other factors that our Board of Directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing indebtedness and may be limited by the agreements governing other indebtedness we or our subsidiaries incur in the future.

We did not pay any dividends in fiscal 2017, fiscal 2018 or fiscal 2019. See “Dividend Policy” included in this prospectus supplement for a description of the restrictions on our ability to pay dividends.

Conflicts of interest
All of the proceeds from the sale of shares of our common stock offered by the forward seller or its affiliate in this offering (excluding proceeds, if any, we may receive from the sale of shares of common stock to the underwriters in lieu of shares of common stock that would otherwise have been sold by the forward seller or its affiliate) will be paid to the forward seller or its affiliate. Because Credit Suisse (USA) LLC or its affiliates, in their capacity as forward seller, will receive more than 5% of the proceeds of this offering, Credit Suisse (USA) LLC is deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as the shares of our common stock have a “bona fide public market” (as defined in FINRA Rule 5121). In addition, Credit Suisse Securities (USA) LLC may not make sales in this offering to any discretionary account without the prior written approval of the customer. For additional information, see “Use of Proceeds,” “Underwriting (Conflicts of Interest)—Conflicts of Interest” and “Underwriting (Conflicts of Interest)—Other Relationships” in this prospectus supplement.
NYSE ticker symbol
“PFGC.”
Transfer Agent and Registrar
Computershare Trust Company, N.A.
(1)	The forward purchaser has advised us that it or its affiliate intends to acquire shares of common stock to be sold under this prospectus supplement through borrowings from third-party stock lenders. Subject to the occurrence of certain events, we will not be obligated to deliver shares of common stock, if any, under the forward sale agreement until final settlement, which we expect will occur on one or more forward settlement dates on or prior to the closing of the Proposed Reinhart Acquisition, and if the Proposed Reinhart Acquisition is not

consummated, no later than the date that is 12 months from entry into the forward sale agreement. Except in certain circumstances, and subject to certain conditions, we have the right to elect cash settlement or net share settlement. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for a description of the terms of the forward sale agreement.

(2)	Based on 105,492,004 shares of our common stock outstanding as of November 8, 2019 and does not give effect to 1,505,433 shares of common stock reserved for future issuance under the Performance Food Group 2015 Omnibus Incentive Plan (the “2015 Omnibus Incentive Plan”) as of November 8, 2019.
(3)	Calculated as of November 20, 2019, assuming that the forward sale agreement is fully physically settled based on the initial forward sale price of $42.70 per share (which is the public offering price per share, less the underwriting discount per share) by the delivery of 10,120,000 shares of our common stock (or 11,638,000 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full). The forward sale price is subject to adjustment pursuant to the terms of the forward sale agreement, and any net proceeds to us are subject to settlement of the forward sale agreement.

Summary Historical Consolidated and Pro Forma As Adjusted Financial Data

The following tables set forth our summary historical consolidated and pro forma as adjusted financial data for the periods and as of the dates indicated. We derived the summary consolidated statement of operations data and the summary consolidated statement of cash flows data for the fiscal years ended June 29, 2019, June 30, 2018 and July 1, 2017 and the summary consolidated balance sheet data as of June 29, 2019 and June 30, 2018 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. Our historical results are not necessarily indicative of the results expected for any future period.

The unaudited pro forma as adjusted combined statement of operations for the fiscal year ended June 29, 2019 and the three months ended September 28, 2019, combines the historical consolidated statements of operations of the Company and Reinhart, giving effect to the Acquisition Financing, including this offering, and the Proposed Reinhart Acquisition as if they each had occurred on July 1, 2018. The unaudited pro forma as adjusted combined balance sheet as of September 28, 2019, combines the historical consolidated balance sheets of the Company and Reinhart, giving effect to the Acquisition Financing, including this offering, and the Proposed Reinhart Acquisition, as if they each had occurred on September 28, 2019.

The summary historical consolidated and pro forma as adjusted financial data set forth below should be read in conjunction with “Capitalization” and “Unaudited Pro Forma As Adjusted Combined Financial Data of the Company and Reinhart,” in addition to the financial statements and the notes thereto incorporated by reference in this prospectus supplement.

	Pro Forma As Adjusted	Historical			Pro Forma As Adjusted	Historical
	For the fiscal year ended				For the three months ended
	June 29, 2019	June 29, 2019	June 30, 2018	July 1, 2017	September 28, 2019	September 28, 2019	September 29, 2018
	(dollars in millions, except per share data)				(dollars in millions, except per share data)
Statement of Operations Data:
Net sales	$25,930.1	$19,743.5	$17,619.9	$16,761.8	$7,870.5	$6,243.0	$4,539.7
Cost of goods sold	22,570.0	17,230.5	15,327.1	14,637.0	6,933.8	5,531.6	3,946.1
Gross profit	3,360.1	2,513.0	2,292.8	2,124.8	936.7	711.4	593.6
Operating expenses	3,042.4	2,229.7	2,039.3	1,913.8	849.9	647.9	543.0
Operating profit	317.7	283.3	253.5	211.0	86.8	63.5	50.6
Interest expense	145.8	65.4	60.4	54.9	37.0	17.3	15.6
Other, net	(0.2)	(0.4)	(0.5)	(1.6)	—	—	(0.2)
Other expense, net	145.6	65.0	59.9	53.3	37.0	17.3	15.4
Income before taxes	172.1	218.3	193.6	157.7	49.8	46.2	35.2
Income tax (benefit) expense	19.7	51.5	(5.1)	61.4	3.6	10.1	7.0
Net income	$152.4	$166.8	$198.7	$96.3	$46.2	$36.1	$28.2
Weighted-average common shares outstanding:
Basic	113.3	103.8	102.0	100.2	113.5	104.0	103.5
Diluted	114.7	105.2	104.6	103.0	115.1	105.6	105.1
Earnings per common share:
Basic	$1.35	$1.61	$1.95	$0.96	$0.41	$0.35	$0.27
Diluted	$1.33	$1.59	$1.90	$0.93	$0.40	$0.34	$0.27
Other Financial Data:
EBITDA(1)	$603.3	$438.7	$384.1	$338.7	$162.6	$106.2	$86.3
Adjusted EBITDA(1)	640.3	475.5	426.7	390.7	178.0	127.7	95.5
Capital expenditures	205.8	139.1	140.1	140.2	35.5	22.8	25.0
Summary Statement of Cash Flows Data:
Net cash provided by (used in) continuing operations:
Operating activities		$317.4	$367.0	$201.7		$84.2	$32.3
Investing activities		(349.4)	(209.4)	(332.0)		(22.5)	(56.3)
Financing activities		39.6	(160.8)	127.5		1,000.3	25.3

	Historical			Pro Forma As Adjusted(2)	Historical
	As of			As of
	June 29, 2019	June 30, 2018	July 1, 2017	September 28, 2019	September 28, 2019	September 29, 2018
	(dollars in millions)			(dollars in millions)
Balance Sheet Data:
Cash	$14.7	$7.5	$8.1	$16.4	$16.0	$8.6
Total assets	4,653.5	4,000.9	3,804.1	7,706.3	6,163.0	4,086.9
Total debt	1,350.1	1,184.2	1,297.6	2,955.5	2,381.5	1,233.6
Total shareholders’ equity	1,298.2	1,135.3	925.5	1,699.3	1,333.1	1,165.3
(1)	Management measures operating performance based on our EBITDA, defined as net income before interest expense, interest income, income taxes and depreciation and amortization. EBITDA is not defined under GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP and is subject to important limitations. Our definition of EBITDA may not be the same as similarly titled measures used by other companies.
We believe that the presentation of EBITDA enhances an investor’s understanding of our performance. We use this measure to evaluate the performance of our segments and for business planning purposes. We present EBITDA in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements included elsewhere or incorporated by reference in this prospectus supplement, and such information is not meant to replace or supersede GAAP measures.
In addition, our management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items that we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under our credit agreement, the indenture governing the 5.500% Senior Notes and the indenture governing the Acquisition Notes (other than certain pro forma adjustments permitted under our credit agreement and our indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our credit agreement and the applicable indentures, our ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and our indentures). Our definition of Adjusted EBITDA may not be the same as similarly titled measures used by other companies.
Adjusted EBITDA is not defined under GAAP and is subject to important limitations. We believe that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans.
We believe that the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is net income. The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented:
	Pro Forma As Adjusted	Historical			Pro Forma As Adjusted	Historical
	For the fiscal year ended				For the three months ended
	June 29, 2019	June 29, 2019	June 30, 2018	July 1, 2017	September 28, 2019	September 28, 2019	September 29, 2018
	(dollars in millions)				(dollars in millions)
Net income	$152.4	$166.8	$198.7	$96.3	$46.2	$36.1	$28.2
Interest expense	145.8	65.4	60.4	54.9	37.0	17.3	15.6
Income tax (benefit) expense	19.7	51.5	(5.1)	61.4	3.6	10.1	7.0
Depreciation and amortization of intangible assets	285.4	155.0	130.1	126.1	75.8	42.7	35.5
EBITDA	603.3	438.7	384.1	338.7	162.6	106.2	86.3
Non-cash items(i)	19.2	19.8	23.2	18.8	6.9	7.0	4.9
Acquisition, integration and reorganization(ii)	10.4	11.8	5.0	17.3	5.0	11.6	2.7
Productivity initiatives and other adjustment items(iii)	7.4	5.2	14.4	15.9	3.5	2.9	1.6
Adjusted EBITDA	$640.3 (iv)	$475.5	$426.7	$390.7	$178.0	$127.7	$95.5
(i)	Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, changes in the last-in, first-out (“LIFO”) reserves and gain/loss on disposal of assets. Stock-based compensation cost was $15.7 million, $21.6 million and $17.3 million for fiscal 2019, fiscal 2018 and fiscal 2017, respectively, and $4.4 million for the first quarter of fiscal 2020 and $3.8 million in the first quarter of fiscal 2019.
(ii)	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, advisory fees and offering fees.

(iii)	Consists primarily of professional fees and related expenses associated with productivity initiatives, amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense, and other adjustments permitted by our credit agreement. Fiscal 2018 includes $8.0 million of development costs related to certain productivity initiatives the Company is no longer pursuing.
(iv)	Reflects impact of $(0.6) million of non-cash items, $0.6 million of acquisition, integration and reorganization costs and $2.2 million of productivity initiatives attributable to Reinhart for the twelve-month period ended June 30, 2019 and $(0.1) million of non-cash items and $0.6 million of productivity initiatives attributable to Reinhart for the three-month period ended September 30, 2019.
(2)	See “Unaudited Pro Forma As Adjusted Combined Financial Data of the Company and Reinhart” for additional information on the pro forma adjustments relating to the Acquisition Financing and Proposed Reinhart Acquisition.

RISK FACTORS

An investment in our common stock involves significant risks. Before purchasing any common stock you should carefully consider and evaluate all of the information included or incorporated by reference in this prospectus supplement, including the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 29, 2019, which are incorporated by reference in this prospectus supplement, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement. The risks and uncertainties described in the prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in the prospectus supplement or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment. Unless the context otherwise requires, the terms the “Company,” “we,” “us,” “our” or similar terms (i) prior to the closing of the Proposed Reinhart Acquisition, refer to Performance Food Group Company, together with its consolidated subsidiaries, without giving effect to the Proposed Reinhart Acquisition, and (ii) upon and after the closing of the Proposed Reinhart Acquisition, refer to us, after giving effect to the Proposed Reinhart Acquisition.

Risks Relating to the Proposed Reinhart Acquisition

The Proposed Reinhart Acquisition is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the Proposed Reinhart Acquisition could have material adverse effects on us.

On July 1, 2019, we signed a purchase agreement to acquire Reinhart (the “Purchase Agreement”). We currently expect to close the Proposed Reinhart Acquisition by the end of the calendar year, subject to customary closing conditions. The closing of this offering is not conditioned on, and is expected to be consummated before, the closing of the Proposed Reinhart Acquisition.

The completion of the Proposed Reinhart Acquisition is subject to a number of conditions, including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act (the “HSR Act Clearance”) and the absence of a burdensome condition (as defined in the Purchase Agreement) being a condition to the receipt of the HSR Act Clearance, (ii) the absence of any legal restraint preventing the consummation of the Proposed Reinhart Acquisition, (iii) the continuing accuracy of each party’s representations and warranties and compliance by the parties with their respective covenants (subject to materiality qualifiers) and (iv) the satisfaction of other conditions customary for a transaction similar to the Proposed Reinhart Acquisition, which make the completion of the Proposed Reinhart Acquisition and timing thereof uncertain. There can be no assurance that the conditions to closing of the Proposed Reinhart Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Proposed Reinhart Acquisition. Under the terms of the Purchase Agreement, the Proposed Reinhart Acquisition is required to close no later than April 1, 2020 (which date may be extended to July 1, 2020 under certain circumstances), subject to the satisfaction or waiver of certain closing conditions. Any delay in closing or a failure to close could have a negative impact on our business and the trading price of our common stock.

In addition, regulators may impose conditions, terms, obligations or restrictions in connection with their approval of or consent to the Proposed Reinhart Acquisition, and such conditions, terms, obligations or restrictions may delay completion of the Proposed Reinhart Acquisition, require us to take actions that materially alter our existing business or the proposed combined business, including divestitures or similar transactions, or impose additional material costs on or materially limit the revenues of the combined company following the completion of the Proposed Reinhart Acquisition. Regulators may impose such conditions, terms, obligations or restrictions, and, if imposed, such conditions, terms, obligations or restrictions may delay or lead to the abandonment of the Proposed Reinhart Acquisition.

If the Proposed Reinhart Acquisition is not completed, our ongoing business may be materially adversely affected and, without realizing any of the benefits of having completed the Proposed Reinhart Acquisition, we will be subject to a number of risks, including the following:

•	the market price of our common stock could decline;
•	we could owe a substantial termination fee to the other party under certain circumstances;
•	time and resources committed by our management to matters relating to the Proposed Reinhart Acquisition could otherwise have been devoted to pursuing other beneficial opportunities for our Company;
•	we may experience negative reactions from the financial markets or from our customers, employees, suppliers and regulators; and
•	we will be required to pay the costs relating to the Proposed Reinhart Acquisition, such as legal, accounting and financial advisory fees, whether or not the Proposed Reinhart Acquisition is completed.

The materialization of any of these risks could adversely impact our ongoing business.

Similarly, delays in the completion of the Proposed Reinhart Acquisition could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the Proposed Reinhart Acquisition.

We and Reinhart are each subject to business uncertainties and contractual restrictions while the Proposed Reinhart Acquisition is pending, which could adversely affect the business and operations of the combined Company.

In connection with the pendency of the Proposed Reinhart Acquisition, it is possible that some customers, suppliers and other persons with whom we or Reinhart have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with us or Reinhart, as the case may be, as a result of the Proposed Reinhart Acquisition, which could negatively affect our current or the combined Company’s future revenues, earnings and cash flows, regardless of whether the Proposed Reinhart Acquisition is completed.

Under the terms of the Purchase Agreement, Reinhart is subject to certain restrictions on the conduct of its business prior to completing the Proposed Reinhart Acquisition, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or fund capital expenditures. Such limitations could adversely affect Reinhart’s business and operations prior to the completion of the Proposed Reinhart Acquisition.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the Proposed Reinhart Acquisition.

Uncertainties associated with the Proposed Reinhart Acquisition may cause a loss of management personnel and other key employees, and we may have difficulty attracting and motivating management personnel and other key employees, which could adversely affect our future business and operations.

We are dependent on the experience and industry knowledge of our management personnel and other key employees to execute their business plans. Our success after the completion of the Proposed Reinhart Acquisition will depend in part upon our ability to attract, motivate and retain key management personnel and other key employees. Prior to completion of the Proposed Reinhart Acquisition, current and prospective employees may experience uncertainty about their roles within our Company following the completion of the Proposed Reinhart Acquisition, which may have an adverse effect on our ability to attract, motivate or retain management personnel and other key employees. In addition, no assurance can be given that we will be able to attract, motivate or retain management personnel and other key employees to the same extent after the completion of the Proposed Reinhart Acquisition.

The unaudited pro forma as adjusted combined financial information in this prospectus supplement is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined Company following completion of the Proposed Reinhart Acquisition.

The unaudited pro forma as adjusted combined financial information in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what the combined Company’s actual financial position or results of operations would have been had the Proposed Reinhart Acquisition been completed on the dates indicated. Further, the combined Company’s actual results and financial position after the Proposed Reinhart Acquisition may differ materially and adversely from the unaudited pro forma as adjusted combined financial data that is included in this prospectus supplement. These estimates may be revised as additional information becomes available and as additional analyses are performed. The unaudited pro forma as adjusted combined financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual acquisition consideration and the fair value of the assets and liabilities of the Company under GAAP as of the date of the completion of the Proposed Reinhart Acquisition. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma as adjusted combined financial information reflected in this prospectus supplement. See “Prospectus Supplement Summary—Unaudited Pro Forma As Adjusted Combined Financial Data of the Company and Reinhart” for more information.

After the Proposed Reinhart Acquisition, we may be unable to successfully integrate the businesses and realize the anticipated benefits of the Proposed Reinhart Acquisition.

The success of the Proposed Reinhart Acquisition will depend, in part, on our ability to successfully combine Reinhart, which currently operates as an independent company, with our business and realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the combination. If we are unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully, or at all, or may take longer to realize than expected and the value of our common stock may be harmed. Additionally, as a result of the Proposed Reinhart Acquisition, rating agencies may take negative actions against our credit ratings, which may increase our financing costs, including in connection with the financing of the Proposed Reinhart Acquisition.

The Proposed Reinhart Acquisition involves the integration of Reinhart with our existing business, which is a complex, costly and time-consuming process. We have not previously completed a transaction comparable in size or scope to the Proposed Reinhart Acquisition. The integration of Reinhart into our business may result in material challenges, including, without limitation:

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls as a result of the devotion of management’s attention to the Proposed Reinhart Acquisition;
•	managing a larger Company;
•	maintaining employee morale and attracting and motivating and retaining management personnel and other key employees;
•	the possibility of faulty assumptions underlying expectations regarding the integration process;
•	retaining existing business and operational relationships and attracting new business and operational relationships;
•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;
•	coordinating geographically separate organizations;
•	unanticipated issues in integrating information technology, communications and other systems;
•	unanticipated changes in federal or state laws or regulations; and
•	unforeseen expenses or delays associated with the Proposed Reinhart Acquisition.

Many of these factors will be outside of our control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially affect our financial position, results of operations and cash flows.

We may not have discovered undisclosed liabilities of Reinhart during our due diligence process.

In the course of the due diligence review of Reinhart that we conducted prior to the execution of the Purchase Agreement, we may not have discovered, or may have been unable to quantify, undisclosed liabilities of Reinhart and its subsidiaries. Examples of such undisclosed liabilities may include, but are not limited to, pending or threatened litigation or regulatory matters. Any such undisclosed liabilities could have an adverse effect on our business, results of operations, financial condition and cash flows following the completion of the Proposed Reinhart Acquisition.

Risks Related to this Offering and Ownership of Our Common Stock

The Proposed Reinhart Acquisition may not occur, and if it does, it may not be accretive and may cause dilution to our earnings per share, which may negatively affect the market price of our common stock.

Although we currently anticipate that the Proposed Reinhart Acquisition will occur and will be accretive to earnings per share (on an as adjusted earnings basis that is not pursuant to GAAP) from and after the Proposed Reinhart Acquisition, this expectation is based on assumptions about our and Reinhart’s business and preliminary estimates, which may change materially. As a result, should the Proposed Reinhart Acquisition occur, certain other amounts to be paid in connection with the Proposed Reinhart Acquisition may cause dilution to our earnings per share or decrease or delay the expected accretive effect of the Proposed Reinhart Acquisition and cause a decrease in the market price of our common stock. The Proposed Reinhart Acquisition may not occur as a result. See “—Risks Related to the Proposed Reinhart Acquisition.” In addition, we could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the Proposed Reinhart Acquisition, including cost and revenue synergies. All of these factors could cause dilution to our earnings per share or decrease or delay the expected accretive effect of the Proposed Reinhart Acquisition and cause a decrease in the market price of our common stock.

Our stock price may change significantly following the offering, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The trading price of our common stock is likely to continue to be volatile. The stock market routinely experiences periods of large or extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the offering price due to a number of factors such as those listed in the documents we incorporate by reference under “Risk Factors” and the following:

•	results of operations that vary from the expectations of securities analysts and investors;
•	results of operations that vary from those of our competitors;
•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
•	declines in the market prices of stocks generally, particularly those of foodservice distribution companies;
•	strategic actions by us or our competitors;
•	announcements by us or our competitors of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships, or capital commitments;
•	changes in general economic or market conditions or trends in our industry or markets;
•	changes in business or regulatory conditions;
•	future sales of our common stock or other securities;
•	investor perceptions or the investment opportunity associated with our common stock relative to other investment alternatives;
•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
•	announcements relating to litigation;
•	guidance, if any, that we provide to the public, any changes in this guidance, or our failure to meet this guidance;
•	the development and sustainability of an active trading market for our stock;
•	changes in accounting principles;
•	occurrences of extreme or inclement weather; and
•	other events or factors, including those resulting from natural disasters, war, acts of terrorism, or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

Furthermore, the market price of our common stock may fluctuate significantly following consummation of the Proposed Reinhart Acquisition if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of our and Reinhart’s businesses are not realized, or if the transaction costs relating to the Proposed Reinhart Acquisition are greater than expected, or if the financing relating to the transaction is on unfavorable terms. The market price also may decline if the combined company does not achieve the perceived benefits of the Proposed Reinhart Acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Proposed Reinhart Acquisition on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. In addition, the results of operations of the combined company and the market price of our common stock after the completion of the Proposed Reinhart Acquisition may be affected by factors different from those currently affecting the independent results of operations of each of our and Reinhart’s business.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion, and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of common stock will be at the sole discretion of our Board of Directors. Our Board of Directors may take into account general and economic conditions, our financial condition, and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our Board of Directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.

After this offering, the sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of November 8, 2019, we had a total of 105,492,004 shares of common stock outstanding, which included 1,106,866 shares of restricted stock. All shares sold in this offering will be freely tradable without registration under the Securities Act of 1933, as amended (the “Securities Act”), and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”)), including our directors, executive officers and other affiliates, whose shares may be sold only in compliance with the limitations described herein.

In connection with this offering, we, our directors and our executive officers have each agreed, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of the underwriters. See “Underwriting (Conflicts of Interest)” for a description of these lock-up agreements.

Upon the expiration of the lock-up agreements described above, shares held by our directors, officers, employees and other stockholders will be eligible for resale, subject to volume, manner of sale, and other limitations under Rule 144.

As restrictions on resale end, the market price of our shares of common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

A total of 922,357 shares are issuable upon the exercise of options, 29,944 shares are issuable pursuant to restricted stock units and 1,505,433 shares are reserved for future issuance under the 2015 Omnibus Incentive Plan. These shares will become eligible for sale in the public market once those shares are issued, subject to various vesting agreements, lock-up agreements and Rule 144, as applicable. In addition, there are 1,106,866 shares of restricted stock outstanding.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

•	a classified Board of Directors with staggered three-year terms;
•	the ability of our Board of Directors to issue one or more series of preferred stock;
•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;
•	certain limitations on convening special stockholder meetings;
•	the removal of directors only for cause and only upon the affirmative vote of holders of at least 66 2⁄3% of the shares of common stock entitled to vote generally in the election of directors; and
•	that certain provisions may be amended only by the affirmative vote of at least 66 2⁄3% of the shares of common stock entitled to vote generally in the election of directors.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of our Company to the Company or the Company’s stockholders, (iii) action asserting a claim against the Company or any director, officer or stockholder of the Company arising pursuant to any provision of the General Corporation Law of the State of Delaware (commonly referred to as the DGCL) or our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) action asserting a claim against the Company or any director, officer or stockholder of the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and requirements pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). We expect that these requirements will continue to cause significant legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are also required to make a formal assessment and provide an annual management report on the effectiveness of our internal control over financial reporting, which must be attested to by our independent registered public accounting firm. In order to maintain the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, resources, including accounting-related costs and management oversight. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to maintain or develop effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Ineffective disclosure controls and procedures and internal control over financial reporting could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. If we identify any significant deficiencies or material weaknesses in the future, or encounter problems or delays in the implementation of internal controls over financial reporting, we may be unable to conclude that our internal control over financial reporting is effective.

Risks Related to the Forward Sale Agreement

Provisions contained in the forward sale agreement could result in substantial dilution to our earnings per share and return on equity or result in substantial cash payment obligations.

If the forward purchaser or its affiliate does not sell all of the shares of our common stock to be sold by it pursuant to the terms of the underwriting agreement (including because insufficient shares of our common stock were made available by securities lenders for borrowing at a stock loan cost below a specified threshold), we will issue and sell directly to the underwriters the number of shares of our common stock not sold by the forward purchaser or its affiliate and, under such circumstances, the number of shares of our common stock underlying the forward sale agreement will be decreased by the number of shares of our common stock that we issue and sell. The stock loan market is volatile, and it is uncertain whether sufficient shares of our common stock will be made available prior to closing.

The forward purchaser will have the right to accelerate its forward sale agreement (with respect to all or any portion of the transaction under the forward sale agreement that the forward purchaser determines is affected by an event described below, subject to the terms of the forward sale agreement) and require us to settle on a date specified by the forward purchaser if:

•	it or its affiliate (a) is unable to hedge its exposure under the forward sale agreement because insufficient shares of our common stock have been made available for borrowing by securities lenders or (b) would incur a stock loan cost in excess of a specified threshold to hedge its exposure under the forward sale agreement;
•	we declare any dividend, issue or distribution on shares of our common stock payable in (a) cash in excess of specified amounts (unless it is an extraordinary dividend), (b) securities of another company as a result of a spin-off or similar transaction or (c) any other type of securities (other than shares of our common stock), rights, warrants or other assets for payment at less than the prevailing market price;
•	certain ownership thresholds applicable to the forward purchaser and its affiliates are exceeded;
•	an event (a) is announced that, if consummated, would result in a specified extraordinary event (including certain mergers or tender offers, as well as certain events involving our nationalization, or insolvency, or a delisting of the shares of our common stock) or (b) occurs that would constitute a delisting or change in law; or
•	certain other events of default, termination events or other specified events occur, including, among others, any material misrepresentation made in connection with the forward sale agreement or our insolvency (each as more fully described in the forward sale agreement).

The forward purchaser’s decision to exercise its right to accelerate the settlement of the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity.

We expect that the forward sale agreement will settle on one or more forward settlement dates on or prior to the closing of the Proposed Reinhart Acquisition, and if the Proposed Reinhart Acquisition is not consummated, no later than the date that is 12 months from entry into the forward sale agreement. However, the forward sale agreement may be settled earlier in whole or in part at our option. Subject to certain conditions, we generally have the right to elect physical, cash or net share settlement under the forward sale agreement. The forward sale agreement will be physically settled by delivery of shares of our common stock, unless we elect to cash settle or net share settle the forward sale agreement. Delivery of shares of our common stock upon physical settlement (or, if we elect net share settlement, upon such settlement to the extent we are obligated to deliver shares of our common stock) will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying the forward sale agreement, we expect the forward purchaser (or an affiliate thereof) to purchase a number of shares of our common stock in secondary market transactions over an unwind period to:

•	return shares of our common stock to securities lenders in order to unwind the forward purchaser’s hedge (after taking into consideration any shares of our common stock to be delivered by us to the forward purchaser, if applicable, in the case of net share settlement); and
•	if applicable, in the case of net share settlement, deliver shares of our common stock to us to the extent required in settlement of the forward sale agreement.

The purchase of shares of our common stock in connection with the forward purchaser or its affiliate unwinding its hedge positions could cause the price of shares of our common stock to increase over such time (or prevent a decrease over such time), thereby increasing the amount of cash we would owe to the forward purchaser (or decreasing the amount of cash that the forward purchaser would owe us) upon a cash settlement of the forward sale agreement or increasing the number of shares of our common stock we would deliver to the forward purchaser (or decreasing the number of shares of our common stock that the forward purchaser would deliver to us) upon net share settlement of the forward sale agreement.

The forward sale price that we expect to receive upon physical settlement of the forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to a specified daily rate less a spread and will be decreased based on amounts related to expected dividends on our common stock during the term of the forward sale agreement. If the specified daily rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the specified daily rate was greater than the spread, but we can give no assurance that this rate will not decrease to a rate below the spread during the term of the forward sale agreement (which would reduce the proceeds that we would receive upon settlement of the forward sale agreement). If the prevailing market price for our common stock during the applicable unwind period under the forward sale agreement is above the relevant forward sale price, in the case of cash settlement, we would pay the forward purchaser under the forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to the forward purchaser a number of shares of our common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for information on the forward sale agreement.

In case of our bankruptcy or insolvency, the forward sale agreement would automatically terminate, and we would not receive the expected proceeds from the sale of the shares of our common stock under the agreement.

If we or a regulatory authority with jurisdiction over us institutes, or we consent to, a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or we or a regulatory authority with jurisdiction over us presents a petition for our winding-up or liquidation, or we consent to such a petition, the forward sale agreement will automatically terminate. If the forward sale agreement so terminates, we would not be obligated to deliver to the forward purchaser any shares of our common stock not previously delivered, and the forward purchaser would be discharged from its obligation to pay the relevant forward sale price per share in respect of any shares of our common stock not previously settled. Therefore, to the extent that there are any shares of our common stock with respect to which the forward sale agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, we would not receive the relevant forward sale price per share in respect of those shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and/or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. All statements including statements concerning our plans, objectives, goals, beliefs, business strategies, future events, business conditions, our results of operations, financial position, our business outlook, business trends and other information, and the Proposed Reinhart Acquisition may be forward-looking statements. When used in, or incorporated by reference in, this prospectus supplement, words such as “estimates,” “expects,” “contemplates,” “will,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs, estimates and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in, or incorporated by reference in, this prospectus supplement. Such risks, uncertainties and other important factors that could cause actual results to differ include, among others, the risks, uncertainties and factors set forth above under “Risk Factors,” and the following risks, uncertainties and factors:

•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation and deflation and other factors;
•	we do not have long-term contracts with certain of our customers;
•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions;
•	our reliance on third-party suppliers;
•	labor relations and cost risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portion of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to any future acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•	environmental, health, and safety costs;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•	costs and risks associated with a potential cybersecurity incident or other technology disruption;

•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgements or settlements;
•	negative media exposure and other events that damage our reputation;
•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;
•	decrease in earnings from amortization charges associated with acquisitions;
•	impact of uncollectibility of accounts receivable;
•	difficult economic conditions affecting consumer confidence;
•	departure of key members of senior management;
•	risks relating to federal, state, and local tax rules;
•	the cost and adequacy of insurance coverage;
•	risks relating to our outstanding indebtedness;
•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting; and
•	the following risks related to the Proposed Reinhart Acquisition:
○	the risk that U.S. federal antitrust clearance or other approvals required for the Proposed Reinhart Acquisition may be delayed or not obtained or are obtained subject to conditions that are not anticipated that could require the exertion of our management’s time and our resources or otherwise have an adverse effect on us;
○	the possibility that certain conditions to the consummation of the Proposed Reinhart Acquisition will not be satisfied or completed on a timely basis and accordingly the Proposed Reinhart Acquisition may not be consummated on a timely basis or at all;
○	uncertainty as to the expected financial performance of the combined company following completion of the Proposed Reinhart Acquisition;
○	the possibility that the expected synergies and value creation from the Proposed Reinhart Acquisition will not be realized or will not be realized within the expected time period;
○	the exertion of the Company’s management’s time and the Company’s resources, and other expenses incurred and business changes required, in connection with complying with the undertakings in connection with U.S. Federal antitrust clearance or other third-party consents or approvals for the Proposed Reinhart Acquisition;
○	the risk that unexpected costs will be incurred in connection with the completion and/or integration of the Proposed Reinhart Acquisition or that the integration of Reinhart will be more difficult or time consuming than expected;
○	a downgrade of the credit rating of our indebtedness, which could give rise to an obligation to redeem existing indebtedness;
○	unexpected costs, charges or expenses resulting from the Proposed Reinhart Acquisition;
○	the inability to retain key personnel;
○	disruption from the announcement, pendency and/or completion of the Proposed Reinhart Acquisition, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; and
○	the risk that, following the Proposed Reinhart Acquisition, the combined company may not be able to effectively manage its expanded operations.

For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 29, 2019, incorporated by reference herein, as well as our subsequent filings with the SEC also incorporated by reference herein.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed in, or incorporated by reference in, this prospectus supplement . You should evaluate all forward-looking statements made in, or incorporated by reference in, this prospectus supplement in the context of these risks and uncertainties.

We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. All forward-looking statements apply only as of the date they were made and are expressly qualified in their entirety by the cautionary statements relating thereto and, except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

While we will not initially receive any proceeds from the sale of shares of our common stock by the forward purchaser or its affiliate, we expect to physically settle the forward sale agreement (by the delivery of shares of our common stock) and intend to use the net proceeds that we receive from settlement of the forward sale agreement (or from this offering to the extent that we issue and sell directly to the underwriters any shares of our common stock that the forward purchaser or its affiliate did not sell to the underwriters), along with the other financing sources noted below and described under “Summary—Financing of the Proposed Reinhart Acquisition,” to finance the cash consideration payable in connection with the Proposed Reinhart Acquisition and to pay related fees and expenses. Any remaining proceeds upon settlement of the forward sale agreement will be used for general corporate purposes, including the repayment of outstanding indebtedness. We expect such settlement to occur on one or more forward settlement dates on or prior to the closing of the Proposed Reinhart Acquisition, and if the Proposed Reinhart Acquisition is not consummated, no later than the date that is 12 months from entry into the forward sale agreement.

If the forward purchaser or its affiliate does not sell on the anticipated closing date of this offering all of the shares of our common stock to be sold by it to the underwriters, we will issue and sell directly to the underwriters the number of shares of our common stock not sold by the forward purchaser or its affiliate and, under such circumstances, the number of shares of our common stock underlying the forward sale agreement will be decreased by the number of shares of our common stock that we issue and sell.

Assuming full physical settlement of the forward sale agreement at the initial forward sale price of $ 42.70 per share (which is the public offering price per share, less the underwriting discount per share), we expect to receive net proceeds of approximately $431.8 million (or $496.6 million if the underwriters’ option to purchase additional shares is exercised in full) (after deducting fees and estimated expenses related to the forward sale agreement and this offering), subject to certain adjustments pursuant to the forward sale agreement. The forward sale price that we expect to receive upon physical settlement of the forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to a specified daily rate less a spread and will be decreased based on amounts related to expected dividends on shares of our common stock during the term of the forward sale agreement. If the specified daily rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the specified daily rate was greater than the spread, but we can give no assurance that this rate will not decrease to a rate below the spread during the term of the forward sale agreement (which would reduce the proceeds that we would receive upon settlement of the forward sale agreement).

All of the proceeds from the sale of shares of our common stock offered by the forward seller or its affiliate in this offering (excluding proceeds, if any, we may receive from the sale of shares of common stock to the underwriters in lieu of shares of common stock that would otherwise have been sold by the forward seller or its affiliate) will be paid to the forward seller or its affiliate. Because Credit Suisse (USA) LLC or its affiliates, in their capacity as forward seller, will receive more than 5% of the proceeds of this offering, Credit Suisse (USA) LLC is deemed to have a conflict of interest within the meaning of Rule 5121 of FINRA. Accordingly, this offering will be conducted in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as the shares of our common stock have a “bona fide public market” (as defined in FINRA Rule 5121). In addition, Credit Suisse Securities (USA) LLC may not make sales in this offering to any discretionary account without the prior written approval of the customer. For additional information, see “Underwriting (Conflicts of Interest)—Conflicts of Interest” and “Underwriting (Conflicts of Interest)—Other Relationships” in this prospectus supplement.

The following table summarizes the estimated sources and uses of proceeds for the Proposed Reinhart Acquisition on the closing of the Proposed Reinhart Acquisition after giving effect to the settlement of the forward sale agreement (and this offering to the extent that we issue and sell directly to the underwriters any shares of our common stock that the forward purchaser or its affiliate did not sell to the underwriters) and the release of the funds held in the Escrow Account in connection with the Proposed Reinhart Acquisition. The actual amounts set forth in the table and in the accompanying notes are subject to adjustment and may differ at the time of the consummation of the Proposed Reinhart Acquisition and the related transactions depending on several factors, including differences from our currently estimated debt balances, fees and expenses and the amount of borrowings following the consummation of the Proposed Reinhart Acquisition. You should read the following together with the information included under the heading “Unaudited Pro Forma As Adjusted Combined Financial Data of the Company and Reinhart.” Amounts in the table are in millions of dollars and are estimated, and actual amounts may vary from the estimated amounts.

Sources
Equity offered on a forward basis (or, on a primary basis to the extent that we issue and sell directly to underwriters any shares of our common stock that the forward purchaser or its affiliate did not sell to the underwriters) hereby	400
Acquisition Notes issuance	1,060
Borrowings under ABL Facility	600
Total sources	$2,060

Uses
Cash consideration for Proposed Reinhart Acquisition	$2,000
Transaction fees and expenses	60
Total uses	$2,060

If we raise less than $400 million of proceeds from the settlement of the forward sale agreement (and this offering to the extent that we issue and sell directly to the underwriters any shares of our common stock that the forward purchaser or its affiliate did not sell to the underwriters), we may be required to incur borrowings under the Bridge Facility or otherwise incur additional indebtedness to finance the Proposed Reinhart Acquisition. If we raise greater than $400 million of proceeds from the settlement of the forward sale agreement (and this offering to the extent that we issue and sell directly to the underwriters any shares of our common stock that the forward purchaser or its affiliate did not sell to the underwriters), we may elect to incur less borrowings under the ABL Facility or otherwise incur less indebtedness to finance the Proposed Reinhart Acquisition. Each increase or decrease of $25.0 million of borrowings would result in an increase or decrease, respectively, of total interest expense of approximately $0.8 million, assuming a weighted average interest rate of 3.0%.

Before the issuance of shares of our common stock, if any, upon settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of common stock that would be issued upon full physical settlement of the forward sale agreement over the number of shares of common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period).

This offering is not conditioned upon the consummation of the Proposed Reinhart Acquisition, and we cannot assure you that the Proposed Reinhart Acquisition will be consummated on the terms described herein or at all. The Company currently expects the Proposed Reinhart Acquisition to be completed by the end of the calendar year. The Proposed Reinhart Acquisition is, however, subject to customary closing conditions, and the Company cannot guarantee that the Proposed Reinhart Acquisition will be completed at or about such time, or at all. If the Proposed Reinhart Acquisition is not consummated and we physically settle the forward sale agreement, we intend to use the net proceeds that we receive from the settlement of the forward sale agreement (or from this offering to the extent that we issue and sell directly to the underwriters any shares of our common stock that the forward purchaser or its affiliate did not sell to the underwriters) for general corporate purposes, including the repayment of outstanding indebtedness. If we elect to cash settle the forward sale agreement, we may not receive any proceeds, and we may owe cash to the forward purchaser in certain circumstances. If we elect to net share settle the forward sale agreement, we will not receive any proceeds, and we may owe shares of our common stock to the forward purchaser in certain circumstances.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 28, 2019:

•	on an actual basis; and
•	on a pro forma as adjusted basis after giving effect to the Acquisition Financing, including this offering and the use of proceeds therefrom, the Proposed Reinhart Acquisition and the other adjustments set forth under “Unaudited Pro Forma As Adjusted Combined Financial Data of the Company and Reinhart.”

You should read this table in conjunction with the information contained in “Use of Proceeds,” as well as our consolidated financial statements and the notes thereto, and the consolidated financial statements and accompanying notes of Reinhart, incorporated in this prospectus supplement by reference. You should also read this table in conjunction with the unaudited pro forma as adjusted combined financial information included in this prospectus supplement. You should not place undue reliance on the pro forma as adjusted information included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included therein.

	As of September 28, 2019
	Actual	Pro Forma As Adjusted(1)(2)
	(In millions)
Cash	$16.0	$16.4
Debt:
ABL Facility(1)(3)	$810.0	$1,410.0
5.500% Notes due 2024	350.0	350.0
Acquisition Notes(4)	1,060.0	1,060.0
Finance lease obligations	169.4	169.4
Total debt(1)	2,381.5	2,955.5	(5)
Shareholders’ equity:
Common stock: $0.01 par value per share, 1.0 billion shares authorized; 104.2 million issued and outstanding, actual; and 113.7 million issued and outstanding, as adjusted	1.0	1.1
Additional paid-in capital	866.6	1,246.7
Accumulated other comprehensive earnings (loss)	(1.3)	(1.3)
Retained earnings	466.8	452.8
Total shareholders’ equity	1,333.1	1,699.3
Total capitalization(5)	$3,714.6	$4,654.8
(1)	Assumes that the proceeds of this offering are $400 million and there are correspondingly no borrowings incurred under the Bridge Facility because the commitments in respect of the Bridge Facility. If we raise less than $400 million of proceeds from the settlement of the forward sale agreement (and this offering to the extent that we issue and sell directly to the underwriters any shares of our common stock that the forward purchaser or its affiliate did not sell to the underwriters), we may be required to incur borrowings under the Bridge Facility or otherwise incur additional indebtedness to finance the Proposed Reinhart Acquisition. If we raise greater than $400 million of proceeds from the settlement of the forward sale agreement (and this offering to the extent that we issue and sell directly to the underwriters any shares of our common stock that the forward purchaser or its affiliate did not sell to the underwriters), we may elect to incur less borrowings under the ABL Facility or otherwise incur less indebtedness to finance the Proposed Reinhart Acquisition. Each increase or decrease of $25.0 million of borrowings would result in an increase or decrease, respectively, of total interest expense of approximately $0.8 million, assuming a weighted average interest rate of 3.0%.
(2)	Assuming full physical settlement of the forward sale agreement, we expect to receive estimated aggregate proceeds, before expenses, of $432,124,000, $32,124,000 of which is not reflected in this table.
(3)	Following the anticipated amendment of the ABL Facility in connection with the Proposed Reinhart Acquisition, the ABL Facility will provide for aggregate borrowings of up to $3.0 billion. As of September 28, 2019, on a pro forma as adjusted basis, we would have had $124.7 million in letters of credit outstanding under the ABL Facility and excess availability would have been $1,353.4 million, net of $124.7 million of outstanding letters of credit, subject to compliance with customary borrowing conditions.
(4)	Pro forma as adjusted amount reflects the aggregate principal amount of the Acquisition Notes, without giving effect to commissions to the initial purchasers of the Acquisition Notes, assuming the consummation of the Proposed Reinhart Transaction.
(5)	Net of original discount and deferred financing fees of $7.9 million, actual, and $33.9 million, pro forma as adjusted.

DESCRIPTION OF THE PROPOSED REINHART ACQUISITION

On July 1, 2019, the Company entered into the Purchase Agreement with Ram Acquisition Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, Ram Holdings I, L.L.C., a Delaware limited liability company, Ram Holdings II, L.L.C., a Delaware limited liability company, Ram Holdings III, L.L.C., a Delaware limited liability company, Reyes Holdings, L.L.C., a Delaware limited liability company, and Lone Oak Realty LLC, a Delaware limited liability company. Pursuant to, and subject to the terms and conditions of, the Purchase Agreement, Buyer will purchase all of the outstanding limited liability company interests of Reinhart and certain related subsidiaries for $2 billion in cash, subject to customary adjustments set forth in the Purchase Agreement for the Acquired Companies’ combined debt, cash and net working capital. The Purchase Agreement includes customary representations, warranties and covenants of the parties.

The Proposed Reinhart Acquisition is subject to various closing conditions, including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act and the absence of a burdensome condition (as defined in the Purchase Agreement) being a condition to the receipt of the HSR Act Clearance, (ii) the absence of any legal restraint preventing the consummation of the Proposed Reinhart Acquisition, (iii) the continuing accuracy of each party’s representations and warranties and compliance by the parties with their respective covenants (subject to materiality qualifiers) and (iv) the satisfaction of other conditions customary for a transaction of this type. On October 1, 2019, the Company announced that it received a request from the U.S. Federal Trade Commission for additional information related to the Proposed Reinhart Transaction, which extended the expiration of the applicable waiting period under the Hart-Scott-Rodino Act from September 30, 2019 until 30 days after both the Company and Holdings have substantially complied with the request for additional information or such later time as the parties may agree with the Federal Trade Commission, unless the waiting period is terminated earlier by the Federal Trade Commission.

The Purchase Agreement contains certain termination rights for the Company and Holdings (on behalf of the Seller Parties), including if (i) the closing does not occur by April 1, 2020 (which date may be extended to July 1, 2020 under certain circumstances), (ii) if the other party breaches any of its representations, warranties or covenants (subject to materiality thresholds and cure periods) or (iii) a legal restraint on the Proposed Reinhart Acquisition has become final and nonappealable.

The Company must pay Holdings a termination fee of $100 million in cash if Holdings terminates the Purchase Agreement due to the Company’s material breach of the Purchase Agreement (including if the Company fails to consummate the Proposed Reinhart Acquisition when required to do so under the Purchase Agreement). In addition, the Company must pay Holdings a termination fee of $80 million in cash under certain circumstances if the Purchase Agreement is terminated due to (i) the failure of the Proposed Reinhart Acquisition to be consummated by April 1, 2020 (which date may be extended to July 1, 2020 under certain circumstances) as a result of the HSR Act Clearance not being obtained by such date or (ii) a legal restraint related to the HSR Act Clearance becoming final and nonappealable.

In connection with the entry into the Purchase Agreement, the Company entered into a customary representations and warranties insurance policy as additional recourse for certain losses arising out of any breach of the representations and warranties in the Purchase Agreement related to the Acquired Companies and certain pre-closing taxes of the Acquired Companies.

UNAUDITED PRO FORMA AS ADJUSTED COMBINED FINANCIAL DATA OF THE COMPANY AND REINHART

The unaudited pro forma as adjusted combined statement of operations for the fiscal year ended June 29, 2019 and the three months ended September 28, 2019, combines the historical consolidated statements of operations of the Company and Reinhart, giving effect to the Acquisition Financing, including this offering, and the Proposed Reinhart Acquisition as if they each had occurred on July 1, 2018. The unaudited pro forma as adjusted combined balance sheet as of September 28, 2019, combines the historical consolidated balance sheets of the Company and Reinhart, giving effect to the Acquisition Financing, including this offering, and the Proposed Reinhart Acquisition, as if they each had occurred on September 28, 2019.

The historical consolidated financial information has been adjusted in the unaudited pro forma as adjusted combined financial statements to give effect to pro forma events that are (i) directly attributable to the Proposed Reinhart Acquisition, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma as adjusted combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma as adjusted combined financial statements. In addition, the unaudited pro forma as adjusted combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes, which are incorporated by reference in this prospectus supplement:

•	separate historical unaudited interim financial statements of Reinhart as of and for the nine months ended September 30, 2019 and 2018, and the related notes, incorporated by reference herein;
•	separate historical unaudited financial statements of the Company as of and for the three months ended September 28, 2019, and the related notes, included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2019, incorporated by reference herein;
•	separate historical unaudited interim financial statements of Reinhart as of and for the six months ended June 30, 2019 and 2018, and the related notes, incorporated by reference herein;
•	separate historical audited financial statements of the Company as of and for the fiscal year ended June 29, 2019, and the related notes, included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2019, incorporated by reference herein; and
•	separate historical audited financial statements of Reinhart as of and for the year ended December 31, 2018, and the related notes, incorporated by reference herein.

The Company and Reinhart have different fiscal years. The unaudited pro forma as adjusted combined statements of operations include Reinhart’s unaudited consolidated statement of operations for the twelve-month period ended June 30, 2019 and for the three-month period ended September 30, 2019. Reinhart’s results for the twelve-month period ended June 30, 2019 were derived by adding the results of the six-month period ended June 30, 2019 to its statement of operations for the fiscal year ended December 31, 2018 and subtracting the results of the six-month period ended June 30, 2018. Reinhart’s results for the three-month period ended September 30, 2019 were derived by subtracting the results for the six-month period ended June 30, 2019 from the results of the nine-month period ended September 30, 2019.

The unaudited pro forma as adjusted combined financial information has been prepared by us using the acquisition method of accounting in accordance with GAAP. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The consummation of the Proposed Reinhart Acquisition remains subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals, and there can be no assurance that the Proposed Reinhart Acquisition will occur on or before a certain time, on the terms described herein, or at all. This offering, the Proposed Reinhart Acquisition or any other financing transaction are not conditioned upon each other. In addition, under certain relevant laws and regulations, before completion of the Proposed Reinhart Acquisition, there are certain limitations regarding what we can learn about Reinhart. Until the Proposed Reinhart Acquisition is completed, we will not have complete access to all relevant information. The assets and liabilities of Reinhart have been measured based on various preliminary estimates using assumptions that we believe are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting may occur, and those differences could have a material impact on the accompanying unaudited pro forma as adjusted combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma as adjusted combined financial statements prepared in accordance with the rules and regulations of the SEC.

We intend to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the Proposed Reinhart Acquisition and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, but in no event later than one year following completion of the Proposed Reinhart Acquisition.

The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma as adjusted combined financial information has been presented for informational purposes only and is based on assumptions and estimates considered appropriate by our management; however, it is not necessarily indicative of our financial position or results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company. You should not place undue reliance on the summary unaudited pro forma as adjusted combined financial information in deciding whether or not to invest in shares of our common stock.

Management expects that the strategic and financial benefits of the Proposed Reinhart Acquisition will result in certain cost savings opportunities. However, given the preliminary nature of those cost savings, they have not been reflected in the accompanying unaudited pro forma as adjusted combined statements of operations for either period. For a discussion of risks related to anticipated cost savings, see “Risk Factors—Risks Relating to the Proposed Reinhart Acquisition—After the Proposed Reinhart Acquisition, we may be unable to successfully integrate the businesses and realize the anticipated benefits of the Proposed Reinhart Acquisition.”

Unaudited Pro Forma As Adjusted Combined Statement of Operations
for the three months ended September 28, 2019

(In millions, except per share data)	Company	Reinhart	Pro Forma Adjustments		Pro Forma As Adjusted Combined
Net sales	$6,243.0	1,627.5	$—		$7,870.5
Cost of goods sold	5,531.6	1,402.2	—		6,933.8
Gross profit	711.4	225.3	—		936.7
Operating expenses	647.9	188.9	(6.6	)(a)	849.9
			19.7	(b)
Operating profit	63.5	36.4	(13.1)		86.8
Other expense, net:
Interest expense	17.3	7.9	11.8	(c)	37.0
Other, net	—	—	—		—
Other expense, net	17.3	7.9	11.8		37.0
Income before taxes	46.2	28.5	(24.9)		49.8
Income tax expense (benefit)	10.1	—	(6.5	)(d)	3.6
Net income	$36.1	$28.5	$(18.4)		$46.2
Weighted-average common shares outstanding:
Basic	104.0	—	9.5	(e)	113.5
Diluted	105.6	—	9.5	(e)	115.1
Earnings per common share:
Basic	$0.35				$0.41
Diluted	$0.34				$0.40

See the accompanying notes to the unaudited pro forma as adjusted combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 4. Income Statement Pro Forma Adjustments, beginning on page S-40 of this prospectus supplement.

Unaudited Pro Forma As Adjusted Combined Statement of Operations
for the fiscal year ended June 29, 2019

(In millions, except per share data)	Company	Reinhart	Pro Forma Adjustments		Pro Forma As Adjusted Combined
Net sales	$19,743.5	$6,186.6	$—		$25,930.1
Cost of goods sold	17,230.5	5,339.5	—		22,570.0
Gross profit	2,513.0	847.1	—		3,360.1
Operating expenses	2,229.7	736.2	(2.0	)(a)	3,042.4
			78.5	(b)
Operating profit	283.3	110.9	(76.5)		317.7
Other expense, net:
Interest expense	65.4	34.3	46.1	(c)	145.8
Other, net	(0.4)	0.2	—		(0.2)
Other expense, net	65.0	34.5	46.1		145.6
Income before taxes	218.3	76.4	(122.6)		172.1
Income tax expense (benefit)	51.5	0.1	(31.9	)(d)	19.7
Net income	$166.8	$76.3	$(90.7)		$152.4
Weighted-average common shares outstanding:
Basic	103.8	—	9.5	(e)	113.3
Diluted	105.2	—	9.5	(e)	114.7
Earnings per common share:
Basic	$1.61				$1.35
Diluted	$1.59				$1.33

See the accompanying notes to the unaudited pro forma as adjusted combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 4. Income Statement Pro Forma Adjustments, beginning on page S-40 of this prospectus supplement.

Unaudited Pro Forma As Adjusted Combined Balance Sheet
as of September 28, 2019

(In millions)	Company	Reinhart	Pro Forma Adjustments		Pro Forma As Adjusted Combined
ASSETS
Current assets:
Cash	$16.0	$18.1	$(18.1	)(a)	$16.4
			0.4	(c)
Accounts receivable	1,226.9	323.2			1,550.1
Inventories, net	1,411.2	252.0	53.8	(b)	1,717.0
Restricted cash	1,060.4		(1,060.4	)(c)	—
Prepaid expenses and other current assets	55.2	13.6			68.8
Total current assets	3,769.7	606.9	(1,024.3)		3,352.3
Goodwill	765.8	576.5	234.4	(d)	1,576.7
Other intangible assets, net	179.6	137.8	499.3	(e)	821.6
			4.9	(h)
Property, plant and equipment, net	966.9	411.8	59.4	(f)	1,438.1
Operating lease right-of-use asset	409.4		30.2	(j)	439.6
Restricted cash	11.0	—			11.0
Other assets	60.6	9.9	(3.5	)(g)	67.0
Total assets	$6,163.0	$1,742.9	$(199.6)		$7,706.3
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Outstanding checks in excess of deposits	$187.9	$119.7			$307.6
Trade accounts payable	1,188.7	329.1			1,517.8
Accrued expenses and other current liabilities	344.1	86.6	4.7	(h)	435.4
Long-term debt, current maturities	—	4.2	(4.2	)(a)	—
Finance lease obligations—current installments	21.5	—			21.5
Operating lease obligations—current installments	80.8	—	5.1	(j)	85.9
Total current liabilities	1,823.0	539.6	5.6		2,368.2
Long-term debt	2,212.1	306.5	574.0	(h)	2,786.1
			(306.5	)(a)
Deferred income tax liability, net	102.0	—			102.0
Finance lease obligations, excluding current installments	147.9	—			147.9
Operating lease obligations, excluding current installments	330.1	—	25.1	(j)	355.2
Other long-term liabilities	214.8	36.3	(3.5	)(g)	247.6
Due to Members	—	285.1	(285.1	)(i)	—
Total liabilities	4,829.9	1,167.5	9.6		6,007.0
Commitments and contingencies
Shareholders’ equity:
Common Stock	1.0	—	0.1(l	)	1.1
Additional paid-in capital/Members’ capital	866.6	577.9	(577.9	)(k)	1,246.7
			380.1	(l)
Accumulated other comprehensive loss	(1.3)	(2.5)	2.5	(k)	(1.3)
Retained earnings	466.8	—	(14.0	)(h)	452.8
Total shareholders’ equity	1,333.1	575.4	(209.2)		1,699.3
Total liabilities and shareholders’ equity	$6,163.0	$1,742.9	$(199.6)		$7,706.3

See the accompanying notes to the unaudited pro forma as adjusted combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 5. Balance Sheet Pro Forma Adjustments, beginning on page S-41 of this prospectus supplement.

NOTES TO THE PRO FORMA AS ADJUSTED COMBINED FINANCIAL STATEMENTS
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
(UNAUDITED)

Note 1. Basis of Presentation

The unaudited pro forma as adjusted combined statement of operations for the three months ended September 28, 2019 has been derived from the following:

•	The unaudited consolidated statement of operations of the Company for the fiscal quarter ended September 28, 2019
•	The unaudited consolidated statement of operations of Reinhart for the three-month period ended September 30, 2019

The unaudited pro forma as adjusted combined statement of operations for the fiscal year ended June 29, 2019 has been derived from the following:

•	The audited consolidated statement of operations of the Company for the fiscal year ended June 29, 2019
•	The unaudited consolidated statement of operations of Reinhart for the twelve-month period ended June 30, 2019

Reinhart’s results for the three-month period ended September 30, 2019 were derived by subtracting the results for the six-month period ended June 30, 2019 from the results of the nine-month period ended September 30, 2019. Reinhart’s results for the twelve-month period ended June 30, 2019 were derived by adding the results of the six-month period ended June 30, 2019 to its statement of operations for the fiscal year ended December 31, 2018, and subtracting the results of the six-month period ended June 30, 2018.

The unaudited pro forma as adjusted combined balance sheet as of September 28, 2019 has been derived from the following:

•	The unaudited consolidated balance sheet of the Company as of September 28, 2019
•	The unaudited consolidated balance sheet of Reinhart as of September 30, 2019

The pro forma adjustments have been prepared as if the acquisition of Reinhart occurred on September 28, 2019 in the case of the unaudited pro forma as adjusted combined balance sheet and on July 1, 2018 in the case of the unaudited pro forma as adjusted combined statement of operations for the three months ended September 28, 2019 and fiscal year ended June 29, 2019. The adjustments give pro forma effect to events that are (i) directly attributable to the Company’s acquisition of Reinhart, (ii) factually supportable, and (iii) with respect to the unaudited pro forma as adjusted combined statement of operations, expected to have a continuing impact on the Company. The adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transaction, and that the pro forma adjustments in the unaudited pro forma as adjusted combined financial statements give appropriate effect to the assumptions. The effects on the unaudited pro forma as adjusted combined financial statements of the transaction described above are more fully described in Note 4 and Note 5.

Note 2. Summary of Significant Accounting Policies

The accounting policies followed in preparing the unaudited pro forma as adjusted combined financial statements are those used by the Company as set forth in the audited historical financial statements and notes of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 29, 2019 and those updated as a result of the adoption of new accounting standards in the unaudited historical financial statements and notes of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2019 incorporated by reference herein. The unaudited pro forma as adjusted combined financial statements reflect any adjustments known at this time to conform Reinhart’s historical financial information to the Company’s significant accounting policies based on the Company’s review of Reinhart’s summary of significant accounting policies, as disclosed in the Reinhart historical financial statements incorporated by reference, and preliminary discussions with Reinhart’s management. Upon completion of the acquisition and a more comprehensive comparison and assessment, additional differences may be identified.

Note 3. Preliminary Purchase Price Allocation

On July 1, 2019, the Company entered into a Membership Interest Purchase Agreement to acquire Reinhart in a transaction valued at $2.0 billion. The $2.0 billion purchase price is expected to be financed with the proceeds from the offering of the Acquisition Notes, borrowings under an amendment to the ABL Facility, and net proceeds from this offering, assuming full physical settlement of the forward sale agreement.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Reinhart are recorded at fair value on the acquisition date and added to those of the Company. The pro forma adjustments included herein are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. The final purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. The final determination of the purchase price allocation, upon the consummation of the acquisition, will be based on the net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Accordingly, the pro forma purchase price allocation is preliminary and is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table provides a summary of the preliminary allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of Reinhart, based on Reinhart’s consolidated balance sheet as of September 28, 2019, with all excess value over consideration paid recorded as goodwill.

(In millions)
Total current assets	$642.6
Goodwill	810.9
Other intangible assets, net	637.1
Property, plant and equipment	471.2
Operating lease right-of-use assets	30.2
Other assets	6.4
Total assets	2,598.4
Total current liabilities	540.5
Operating lease liabilities, excluding current	25.1
Other long-term liabilities	32.8
Total liabilities	598.4
Total preliminary purchase price	$2,000.0

Note 4. Income Statement Pro Forma Adjustments

(a)	Reflects the removal of transaction costs incurred by the Company related to the acquisition of Reinhart.
(b)	Reflects the additional depreciation expense for the step up in fair value for the real estate properties acquired, as well as an estimate of the amortization of intangible assets. Amortization is expected to be recognized on a straight-line basis over a weighted average useful life of approximately 7.7 years. In addition, this reflects the removal of Reinhart’s previously recorded amortization of intangible assets.
(c)	Reflects adjustments to interest expense related to pro forma long-term debt. As discussed in Note (h) within Note 5. Balance Sheet Pro Forma Adjustments, we have assumed the incurrence of total long-term indebtedness of $1,660 million in connection with the Proposed Reinhart Acquisition. For purposes of this calculation, we assumed a weighted average interest rate of 4.6%. The assumed interest rates were based on current interest rates at the time the pro forma financial information was prepared, and interest expense may be higher or lower if our actual interest rate or credit ratings change. A change in assumed interest rates of 12.5 basis points for new variable rate debt would change the pro forma annual interest expense by $0.8 million. In addition, this reflects the removal of Reinhart’s previously recorded interest expense related to debt we will not assume in the transaction.
(d)	Reflects income taxes on pro forma adjustments based on an estimated statutory tax rate of 26.0%.

(e)	Reflects the number of shares issued assuming full physical settlement of the forward sale agreement. The number of shares was calculated based on the last reported sale price of the Company’s common stock on November 1, 2019.
(f)	If we raise less than $400 million of proceeds from the settlement of the forward sale agreement (and this offering to the extent that we issue and sell directly to the underwriters any shares of our common stock that the forward purchaser or its affiliate did not sell to the underwriters), we may be required to incur borrowings under the Bridge Facility or otherwise incur additional indebtedness to finance the Proposed Reinhart Acquisition. If we raise greater than $400 million of proceeds from the settlement of the forward sale agreement (and this offering to the extent that we issue and sell directly to the underwriters any shares of our common stock that the forward purchaser or its affiliate did not sell to the underwriters), we may elect to incur less borrowings under the ABL Facility or otherwise incur less indebtedness to finance the Proposed Reinhart Acquisition. Each increase or decrease of $25.0 million of borrowings would result in an increase or decrease, respectively, of total interest expense of approximately $0.8 million, assuming a weighted average interest rate of 3.0%.

Note 5. Balance Sheet Pro Forma Adjustments

(a)	Reflects the removal of Reinhart’s previously recorded cash and long-term debt that the Company did not assume in the transaction.
(b)	Reflects the removal of Reinhart’s LIFO inventory reserve ($35 million) and an estimate of the step up in fair value of inventory ($18.8 million).
(c)	Reflects the use of restricted cash held in escrow to fund the purchase of Reinhart ($1,060 million) and the reclassification of restricted cash held in escrow related to accrued interest to cash.
(d)	Reflects the excess of the Company’s consideration paid of approximately $2.0 billion over the amount of identifiable assets and liabilities assumed in the transaction as shown in Note 3 above. In addition, this reflects the removal of Reinhart’s previously recorded goodwill.
(e)	Reflects an estimate of the fair values of intangible assets identified, as well as the removal of Reinhart’s previously recorded intangible assets.
(f)	Reflects the step up in basis for real estate acquired in the transaction.
(g)	Reflects the removal of Reinhart’s deferred compensation plan assets and liabilities that the Company did not assume in the transaction.
(h)	Reflects the incurrence of $600.0 million of borrowings under the Company’s amended ABL Facility. Of the $1,060.0 million of Acquisition Notes issued on September 27, 2019, $60.0 million is to be used to fund debt issuance costs, audit, legal, and advisory transaction fees, and equity issuance costs. The pro forma adjustments reflect the deferred issuance costs of $26.0 million for the Acquisition Notes that are payable upon closing of the Proposed Reinhart Acquisition within Long-term debt and deferred issuance costs of $4.9 million for the amended ABL Facility within Other intangible assets, net. The $11.0 million of advisory transaction fees, as well as $3.0 million of audit and legal fees are considered non-recurring costs and are reflected as a pro forma adjustment to Retained earnings. The $19.8 million of equity issuance cost is reflected as an offset to the proceeds received for the equity issuance within Additional paid in capital. The $4.7 million above the $60.0 million borrowed to cover the total amount payable for transaction fees is reflected as Accrued expenses and other current liabilities within the pro forma adjustments.
(i)	Reflects the removal of amounts payable to Reinhart’s parent company Reyes Holdings, L.L.C.
(j)	Reflects Reinhart’s adoption of Accounting Standards Update 2016-02, Leases (Topic 842) as of June 30, 2019, consistent with the Company’s adoption date of the new standard.
(k)	Reflects the removal of Reinhart’s members’ capital and previously recorded accumulated other comprehensive loss.
(l)	Reflects the issuance of $400 million of the Company’s common stock in full physical settlement of the forward sale agreement offset by equity issuance costs of $19.8 million.

DIVIDEND POLICY

We have no current plans to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, and other factors that our Board of Directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing indebtedness and may be limited by the agreements governing other indebtedness we or our subsidiaries incur in the future.

We did not pay any dividends in fiscal 2017, fiscal 2018 or fiscal 2019.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of U.S. federal income tax considerations generally applicable to a non-U.S. holder (as defined below) of the ownership and disposition of our common stock sold by the underwriters pursuant to this offering as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset (generally, property held for investment purposes).

A “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or any other arrangement treated as a pass-through entity for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or an individual resident of the United States;
•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed or subject to differing interpretation, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income taxes, such as the Medicare contribution tax on net investment income, and does not deal with the alternative minimum tax or any state, local or non-U.S. taxes or any other U.S. federal tax (e.g., estate or gift tax) considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to a holder subject to special treatment under the U.S. federal income tax laws (including, but not limited to, a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company,” person who holds or receives our common stock pursuant to the exercise of an employee stock option or otherwise as compensation, tax-exempt organization (including a private foundation), broker-dealer or trader in securities or currencies, financial institution, insurance company, tax-qualified retirement plan, person that holds common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment, person whose functional currency is not the U.S. dollar, or partnership or other pass-through entity for U.S. federal income tax purposes, or a partner or beneficial owner therein). We cannot assure you that a change in law will not alter significantly the U.S. federal income tax considerations that we describe in this summary.

If an entity or arrangement treated as a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and other tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Distributions

Distributions on our common stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a return of capital and will be applied against and reduce a non-U.S. holder’s adjusted tax basis in the common stock, but not below zero. Any remaining excess will be treated as capital gain subject to the rules discussed under “—Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder of our common stock will generally be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, provided that the applicable withholding agent has received the proper certification as to the application of that treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the

United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of the non-U.S. holder maintained in the United States) are generally not subject to withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by corporate non-U.S. holders may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate and avoid backup withholding, as discussed below, will generally be required to provide a valid and properly completed Internal Revenue Service (“IRS”) Form W-8 or IRS Form W-8BEN-E (or other applicable form or documentation), as applicable, to us or our paying agent, and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits. If the non-U.S. holder holds our common stock through certain foreign intermediaries, the holder will be required to satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Taxable Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized on the sale, exchange or other taxable disposition of our common stock will generally not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder maintained in the United States);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and either (a) our common stock was not treated as regularly traded on an established securities market at any time during the calendar year in which the sale, exchange or other taxable disposition occurs, or (b) such non-U.S. holder owns or owned (actually or constructively) more than five percent of our common stock at any time during the shorter of the two periods mentioned above.

A non-U.S. holder described in the first bullet point immediately above generally will be subject to tax on the net gain derived from the disposition at the same regular graduated U.S. federal income tax rates applicable to a United States person as defined under the Code. In addition, if a non-U.S. holder described in the first bullet point immediately above is treated as a corporation for U.S. federal income tax purposes, it may be subject to the additional branch profits tax equal to 30% of its effectively connected earnings and profits, subject to certain adjustments, or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition (or at such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S.-source capital losses, provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreements for the exchange of information.

A non-U.S. holder may be subject to U.S. federal backup withholding on dividends paid on our common stock or the gross proceeds of a sale, exchange or other taxable disposition of our common stock paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of dividends (including constructive dividends) on our common stock held by or through certain foreign financial institutions (which is broadly defined for this purpose and in general includes investment vehicles) and certain non-financial foreign entities unless (1) in the case of a foreign financial institution, such institution enters into, and complies with, an agreement with the U.S. government to withhold on certain payments, and to collect and provide, on an annual basis, to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (2) in the case of a non-financial foreign entity, such entity certifies to the withholding agent that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules or, if required under an intergovernmental agreement between the United States and an applicable foreign country, reports the information in clause (1) to its local tax authority, which will exchange such information with the U.S. authorities. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will generally be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement, among us, the forward purchaser, its affiliate and the underwriters, the forward purchaser or its affiliate has agreed, severally and not jointly, to sell to the underwriters, and each of the underwriters named below have agreed, severally and not jointly, to purchase the number of shares set forth opposite such underwriter’s name below.

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	2,783,000
Wells Fargo Securities, LLC	2,783,000
BofA Securities, Inc.	910,800
J.P. Morgan Securities LLC	910,800
Barclays Capital Inc.	910,800
BMO Capital Markets Corp.	910,800
Capital One Securities, Inc.	506,000
Morgan Stanley & Co. LLC	303,600
Rabo Securities USA, Inc.	101,200
Total	10,120,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have agreed to indemnify the underwriters, certain of their controlling persons, the forward purchaser and the forward seller against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that they may be required to make in respect of those liabilities.

The underwriters have been granted a 30-day option to purchase on a pro rata basis up to 1,518,000 additional shares at the public offering price less the underwriting discounts and commissions. Upon any exercise of such option, the number of shares of our common stock underlying the forward sale agreement will be increased by the number of shares sold by the forward purchaser or its affiliate in respect of such option exercise. In such event, if the forward purchaser or its affiliate does not deliver and sell all of the shares of our common stock to be sold by it in connection with the exercise of such option, we will issue and sell to the underwriters a number of shares of our common stock equal to the number of shares that the forward purchaser or its affiliate does not deliver and sell, and the number of shares underlying the forward sale agreement will not be increased in respect of the number of shares that we issue and sell.

The underwriters propose to offer the shares of common stock at the public offering price on the cover page of this prospectus supplement. The underwriters may allow a discount of $0.929250 per share on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Underwriting Discounts and Commissions paid by us	$1.55	$1.55	$15,686,000	$18,038,900

The information assumes that the forward sale agreement is fully physically settled based upon the initial forward sale price of $42.70 per share (which is the public offering price per share, less the underwriting discount per share).

We estimate that our out of pocket expenses for this offering will be approximately $300,000.

We have agreed to reimburse the underwriters for expenses of up to $10,000 related to clearance of this offering with FINRA.

We have agreed, subject to certain exceptions, that we will not, directly or indirectly, offer, sell, issue, contract to sell, pledge or otherwise dispose of, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC for a period of 60 days after the date of this prospectus supplement.

Our officers and directors have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC for a period of 60 days after the date of this prospectus supplement.

The shares of common stock are listed on the NYSE under the symbol “PFGC.”

In connection with the offering the underwriters may engage in stabilizing transactions, transactions pursuant to the option to purchase additional shares, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	The option to purchase additional shares involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. If the underwriters sell more shares than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders.

Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

Forward Sale Agreement

We expect to enter into a forward sale agreement with the forward purchaser, relating to an aggregate of 10,120,000 shares of our common stock. In connection with the execution of the forward sale agreement, the forward purchaser or its affiliate is borrowing from third parties and selling to the underwriters in this offering an aggregate of up to 10,120,000 shares of our common stock (subject to increase if the underwriters exercise their option to purchase additional shares). If the forward purchaser or its affiliate does not sell all of the shares of our common stock to be sold by it pursuant to the terms of the underwriting agreement (including because insufficient shares of our common stock were made available by securities lenders for borrowing at a stock loan cost below a specified threshold), we will issue and sell directly to the underwriters the number of shares of our common stock not sold by the forward purchaser or its affiliate and, under such circumstances, the number of shares of our common stock underlying the forward sale agreement will be decreased by the number of shares of our common stock that we issue and sell. Under any such circumstance, the commitment of the underwriters to purchase shares of our common stock from the forward purchaser or its affiliate, as described above, will be replaced with the commitment to purchase from us, at a price equal to the public offering price less the underwriting discount per share, as set forth on the cover page of this prospectus supplement (in such case as the number of shares of our common stock not sold by the forward purchaser or its affiliate).

We will not initially receive any proceeds from the sale of our common stock by the forward purchaser or its affiliate, but we expect to receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreement, from the forward purchaser upon full physical settlement of the forward sale agreement. We will only receive such proceeds if we elect to fully physically settle the forward sale agreement.

We expect the forward sale agreement to settle on one or more forward settlement dates on or prior to the closing of the Proposed Reinhart Acquisition, and if the Proposed Reinhart Acquisition is not consummated, no later than the date that is 12 months from entry into the forward sale agreement, subject to acceleration by the forward purchaser upon the occurrence of certain events. On a settlement date, if we do not elect to cash settle or net share settle the forward sale agreement, we will issue shares of our common stock to the forward purchaser under the forward sale agreement at the then-applicable forward sale price. The forward sale price initially will be equal to the public offering price less the underwriting discount per share, as set forth on the cover page of this prospectus supplement. The forward sale agreement provides that the forward sale price will be subject to adjustment on a daily basis based on a floating interest rate factor equal to a specified daily rate less a spread and will be decreased by amounts related to dividends on our common stock during the term of the forward sale agreement. If the specified daily rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the specified daily rate was greater than the spread, but we can give no assurance that this rate will not decrease to a rate below the spread during the term of the forward sale agreement (which would reduce the proceeds that we would receive upon settlement of the forward sale agreement).

Before settlement of the forward sale agreement, we expect that the shares issuable upon settlement of the forward sale agreement will be reflected in our diluted earnings per share, return on equity and dividends per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share, return on equity and dividends per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of the forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, except during periods when the average market price of our common stock is above the applicable forward sale price, which is initially $42.70 per share (equal to the initial public offering price less the underwriting discount per share, as set forth on the cover page of this prospectus supplement).

Except under limited circumstances described below and subject to certain conditions, we have the right to elect physical, cash or net share settlement under the forward sale agreement. The forward sale agreement will be physically settled by delivery of shares of our common stock, unless we elect to cash settle or net share settle the forward sale agreement. Delivery of shares of our common stock upon physical settlement (or, if we elect net share settlement, upon such settlement to the extent we are obligated to deliver shares of our common stock) will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying the forward sale agreement, we expect the forward purchaser (or an affiliate thereof) to purchase a number of shares of our common stock in secondary market transactions over an unwind period to:

•	return shares of our common stock to securities lenders in order to unwind the forward purchaser’s hedge (after taking into consideration any shares of our common stock to be delivered by us to the forward purchaser, if applicable, in the case of net share settlement); and
•	if applicable, in the case of net share settlement, deliver shares of our common stock to us to the extent required in settlement of the forward sale agreement.

If the prevailing market price for our common stock during the applicable unwind period under the forward sale agreement is above the relevant forward sale price, in the case of cash settlement, we would pay the forward purchaser under the forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to the forward purchaser a number of shares of our common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement. If the prevailing market price for our common stock during the applicable unwind period under the forward sale agreement is below the relevant forward sale price, in the case of cash settlement, we would be paid the difference in cash by the forward purchaser under the forward sale agreement or, in the case of net share settlement, we would receive from the forward purchaser a number of shares of our common stock having a value equal to the difference.

The purchase of shares of our common stock in connection with the forward purchaser or its affiliate unwinding its hedge positions could cause the price of our common stock to increase over time (or prevent a decrease over such time), thereby increasing the amount of cash we would owe to the forward purchaser (or decreasing the amount of cash that the forward purchaser would owe us) upon a cash settlement of the forward sale agreement or increasing the number of shares of our common stock we would deliver to the forward purchaser (or decreasing the number of shares of our common stock that the forward purchaser would deliver to us) upon net share settlement of the forward sale agreement. See “Risk Factors—Risks Related to the Forward Sale Agreement.”

The forward purchaser will have the right to accelerate its forward sale agreement (with respect to all or any portion of the transaction under the forward sale agreement that the forward purchaser determines is affected by an event described below, subject to the terms of the forward sale agreement) and require us to settle on a date specified by the forward purchaser if:

•	it or its affiliate (a) is unable to hedge its exposure under the forward sale agreement because insufficient shares of our common stock have been made available for borrowing by securities lenders or (b) would incur a stock loan cost in excess of a specified threshold to hedge its exposure under the forward sale agreement;
•	we declare any dividend, issue or distribution on shares of our common stock payable in (a) cash in excess of specified amounts (unless it is an extraordinary dividend), (b) securities of another company as a result of a spin-off or similar transaction or (c) any other type of securities (other than shares of our common stock), rights, warrants or other assets for payment at less than the prevailing market price;
•	certain ownership thresholds applicable to the forward purchaser and its affiliates are exceeded;
•	an event (a) is announced that, if consummated, would result in a specified extraordinary event (including certain mergers or tender offers, as well as certain events involving our nationalization, or insolvency, or a delisting of the shares of our common stock) or (b) occurs that would constitute a delisting or change in law; or
•	certain other events of default, termination events or other specified event occur, including, among others, any material misrepresentation made in connection with the forward sale agreement or our insolvency (each as more fully described in the forward sale agreement).

The forward purchaser’s decision to exercise its right to accelerate the settlement of the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock and we would not receive any proceeds pursuant to the forward sale agreement. See “Risk Factors—Risks Related to the Forward Sale Agreement.”

Short Positions

In connection with this offering, the underwriters may purchase and sell our shares of common stock in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares of our common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of our common stock through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Conflicts of Interest

All of the proceeds from the sale of shares of our common stock offered by the forward seller or its affiliate in this offering (excluding proceeds, if any, we may receive from the sale of shares of common stock to the underwriters in lieu of shares of common stock that would otherwise have been sold by the forward seller or its affiliate) will be paid to the forward seller or its affiliate. Because Credit Suisse (USA) LLC or its affiliates, in their capacity as forward seller, will receive more than 5% of the proceeds of this offering, Credit Suisse (USA) LLC is deemed to have a conflict of interest within the meaning of Rule 5121 of FINRA. Accordingly, this offering will be conducted in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as the shares of our common stock have a “bona fide public market” (as defined in FINRA Rule 5121). In addition, Credit Suisse Securities (USA) LLC may not make sales in this offering to any discretionary account without the prior written approval of the customer.

In addition, as described under “Use of Proceeds,” any net proceeds we receive upon settlement of the forward sale agreement may be used to repay outstanding indebtedness. Affiliates of some of the underwriters participating in this offering are or may in the future be lenders and/or agents under our credit facility and certain of the underwriters and/or their respective affiliates hold or may from time to time hold our debt securities or other indebtedness, including commercial paper. To the extent that we use any such net proceeds to repay any of our outstanding indebtedness (including bank loans and commercial paper) held by any of the underwriters or their affiliates, they will receive proceeds from this offering through the repayment of that indebtedness. For additional information, see “Use of Proceeds,”

Other Relationships

The underwriters and the forward purchaser and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

The underwriters, or their affiliates, have committed to provide the Bridge Facility under certain circumstances, for which they will be paid customary fees. The commitment in respect of the Bridge Facility will be reduced by (i) the gross cash proceeds from this offering and any other equity financing, (ii) the aggregate principal amount of any offering of debt securities, (iii) the aggregate principal amount of any term loan financing incurred for the purpose of financing the Proposed Reinhart Acquisition or refinancing all or a portion of the outstanding amounts under the Bridge Facility and (iv) the amount of any existing commitments or Additional Commitments (as defined in the Credit Agreement) in excess of $600 million available to PFG pursuant to an amendment or amendment and restatement of the Credit Agreement. In addition, Credit Suisse Securities (USA) LLC has acted as our financial advisor in connection with the Proposed Reinhart Acquisition.

Certain of the underwriters, or their affiliates, are lenders under the ABL Facility and have and will receive customary compensation in connection therewith. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the securities offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the securities offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Selling Restrictions

Notice to Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no offer of shares have been or will be offered pursuant to the offering to the public in that Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
C.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares subscribed or acquired by it in the offer have not been subscribed or acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined in the Prospectus Regulation or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

Notice to Investors in the United Kingdom

Each underwriter:

•	has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of Financial Services and Markets Act 2000, as amended (the “FSMA”)) in connection with the sale or issue of shares in circumstances in which section 21 of FSMA does not apply to the Company; and
•	has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from, or otherwise involving the United Kingdom.

This prospectus supplement is directed solely at persons (i) who are outside the United Kingdom or (ii) in the United Kingdom, who: (A) have professional experience in matters relating to investments and who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act (Financial Promotion) Order 2005 (the “Order”) (B) are high net worth entities and other persons falling within Article 49(2)(a) to (d) of the Order, (C) are any other persons to whom such communications may otherwise be lawfully made (all such persons together being referred to as “relevant persons”). Accordingly, by accepting delivery of this prospectus supplement, the recipient warrants and acknowledges that it is such a relevant person. This prospectus supplement must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in with relevant persons only.

Notice to Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the shares described herein. The shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the shares have been or will be filed with or approved by any Swiss regulatory authority. The shares are not subject to supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the shares will not benefit from protection or supervision by such authority.

Notice to Prospective Investors in South Africa

Due to restrictions under the securities laws of South Africa, the shares of common stock are not offered, and the offer of our common stock shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

(i)	the offer, transfer, sale, renunciation or delivery is to duly registered banks, mutual banks, financial services provider, financial institution, the Public Investment Corporation (in each case registered as such in South Africa), a person who deals with securities in their ordinary course of business, or a wholly owned subsidiary of a bank, mutual bank, authorised services provider or financial institution, acting as agent in the capacity of an authorised portfolio manager for a pension fund (duly registered in South Africa), or as manager for a collective investment scheme (registered in South Africa); or
(ii)	the contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than R1,000,000.

This document does not, nor is it intended to, constitute an “offer to the public” (as that term is defined in the South African Companies Act, 2008 (the “SA Companies Act”) and does not, nor is it intended to, constitute a prospectus prepared and registered under the SA Companies Act. This document is not an “offer to the public” and must not be acted on or relied on by persons who do not fall within Section 96(1)(a) of the SA Companies Act (such persons being referred to as “relevant persons”). Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

A South African resident person or company or any non-South African company which is a subsidiary of a South African company is not permitted to acquire the shares of common stock unless such person has obtained exchange control approval to do so.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia, or Corporations Act) in relation to the shares of common stock has been or will be lodged with the Australian Securities & Investments Commission, or ASIC. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia: (a) you confirm and warrant that you are either: (i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act; (ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; (iii) a person associated with the company under section 708(12) of the Corporations Act; or (iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and (b) you warrant and agree that you will not offer any of the shares of common stock for resale in Australia within 12 months of the shares of common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Hong Kong

The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder; or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in or into Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

Securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;
(d)	as specified in Section 276(7) of the SFA; or
(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in the Dubai International Financial Centre

Each underwriter has represented and agreed that it has not offered and will not offer the shares to any person in the DIFC unless such offer is:

(a)	an “Exempt Offer” in accordance with the Markets Rules (MKT Module) of the Dubai Financial Services Authority (the “DFSA”) rulebook; and
(b)	made only to persons who meet the Professional Client criteria set out in Rule 2.3.3 of the Conduct of Business Module of the DFSA rulebook.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule of Performance Food Group Company and subsidiaries as of June 29, 2019 and June 30, 2018, and for the fiscal years ended June 29, 2019, June 30, 2018, and July 1, 2017, included or incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference.

The combined financial statements of Reinhart Foodservice Business (Carve-Out of Certain Operations of Reyes Holdings, L.L.C. and Lone Oak Realty LLC) as of and for the years ended December 31, 2018 and 2017, incorporated in this prospectus supplement by reference from the Company’s Current Report on Form 8-K dated September 16, 2019 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference.

INCORPORATION BY REFERENCE

We incorporate certain information into this prospectus supplement by reference to other documents that we have previously filed with the SEC. This means that we disclose important information to you for purposes of this prospectus supplement by referring you to other documents that have previously been filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate into this prospectus supplement by reference each of the following documents listed below and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act so long as the registration statement of which this prospectus supplement is a part remains effective:

•	Annual Report on Form 10-K for the fiscal year ended June 29, 2019, filed with the SEC on August 16, 2019;
•	Quarterly Report on Form 10-Q for the quarter ended September 28, 2019, filed with the SEC on November 6, 2019;
•	Current Reports on Form 8-K, filed with the SEC on July 1, 2019, September 16, 2019, October 2, 2019, October 2, 2019, October 7, 2019, October 28, 2019, November 13, 2019, November 18, 2019 and November 19, 2019;
•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 8, 2019 (with respect to information contained in such proxy statement that is incorporated into Part III of our Annual Report on Form 10-K for the fiscal year ended June 29, 2019); and
•	A description of our common stock contained in the Registration Statement on Form 8-A, filed with the SEC on October 1, 2015.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement but not delivered with the prospectus supplement, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to: Performance Food Group Company, 12500 West Creek Parkway, Richmond, VA 23238; telephone: (804) 484-7700, Attention: Investor Relations. These filings may also be accessed on our website: www.pfgc.com.

The information incorporated by reference in this prospectus supplement is an important part of this prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with information other than that contained in or incorporated by reference in this prospectus supplement. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement.

You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.pfgc.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus supplement or the registration statement of which this prospectus is a part.

This prospectus supplement and the accompanying prospectus do not contain all of the information in, or incorporated by reference in, our registration statement, including amendments, exhibits, and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement, each such statement being qualified in all respects by this reference. Additional information about us can be found in our registration statement (including amendments, exhibits, and schedules) on Form S-3 filed with the SEC. The SEC maintains a website (www.sec.gov) that contains our registration statement, other documents incorporated by reference, and other information we have filed electronically with the SEC, including proxy statements and reports filed under the Exchange Act.

Prospectus

Performance Food Group Company

Common Stock

We and/or any selling stockholders may offer and sell from time to time shares of our common stock, par value $0.01 per share (“common stock”).

Our registration of the shares of common stock covered by this prospectus does not mean that we or any selling stockholders will offer or sell any of the shares. Each time our common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the offering and the shares of our common stock being offered, including the names of any selling stockholders, if applicable, the prices and our net proceeds from the sales of those shares of our common stock. The prospectus supplement or free writing prospectus may also add, update or change information contained in or incorporated by reference into this prospectus. This prospectus may not be used to offer or sell our common stock without a prospectus supplement describing the method and terms of the offering.

We and/or the selling stockholders may sell the shares of our common stock covered by this prospectus on a continuous or delayed basis directly, to or through underwriters, to other purchasers and/or to or through agents at varying prices. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” If any agents, dealers or underwriters are involved in the sale of our common stock offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among us, any selling stockholders and them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PFGC.”

Investing in our common stock involves risks. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2019.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under this shelf registration process, we and/or selling stockholders may, from time to time, sell common stock described in this prospectus in one or more offerings. Additionally, under the shelf registration process, each time our common stock is offered pursuant to this prospectus, we will provide a prospectus supplement, and may also provide you with a free writing prospectus, that will contain more specific information about the offering by us or one or more selling stockholders. The prospectus supplement may also add, update or change information contained in or incorporated by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation by Reference” and “Where You Can Find More Information.”

This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to, or incorporated by reference in, the registration statement for a complete description.

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SHARES OF OUR COMMON STOCK UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplements. Such documents contain important information you should consider when making your investment decision. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Neither we nor any selling stockholders are offering to sell or seeking offers to buy shares of our common stock in any jurisdictions in which offers and sales are not permitted.

Neither the delivery of this prospectus or any prospectus supplement nor any sale made using this prospectus or any prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or any applicable prospectus supplement is correct as of any date after their respective dates. You should assume that the information in this prospectus is accurate only as of the date on the cover page, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, prospects, financial condition and results of operations may have changed since that date.

Unless otherwise noted or the context otherwise requires, references to the “Company,” “we,” “our” or “us” refer to Performance Food Group Company and its consolidated subsidiaries. References to “fiscal year” are to the 52-week period ended June 29, 2019.

OUR COMPANY

We are one of the largest food distributors by revenue in the growing $299 billion U.S. foodservice distribution industry, which supplies the diverse $792 billion U.S. “food-away-from-home” industry. We market and distribute approximately 160,000 food and food-related products from approximately 83 distribution centers to over 170,000 customer locations across the United States. Our more than 18,000 employees serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, convenience stores, and theaters. We source our products from over 5,000 suppliers and serve as an important partner to our suppliers by providing them access to our broad customer base. In addition to the products we offer to our customers, we provide value-added services by allowing our customers to benefit from our industry knowledge, scale, and expertise in the areas of product selection and procurement, menu development, and operational strategy.

Our principal executive offices are located at 12500 West Creek Parkway, Richmond, Virginia 23238, and our telephone number is (804) 484-7700. We maintain a website at www.pfgc.com. The information contained on our websites or that can be accessed through our websites neither constitutes part of this prospectus nor is incorporated by reference herein.

RISK FACTORS

An investment in our common stock involves significant risks. Before purchasing any common stock you should carefully consider and evaluate all of the information included and/or incorporated by reference in this prospectus or the applicable prospectus supplement or any free writing prospectus, including the risks and uncertainties discussed below under “Special Note Regarding Forward-Looking Statements” and described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 29, 2019, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus. The risks and uncertainties described in the applicable prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in the applicable prospectus supplement or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and/or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. All statements including statements concerning our plans, objectives, goals, beliefs, business strategies, future events, business conditions, our results of operations, financial position , our business outlook, business trends and other information, and our proposed acquisition of Reinhart Foodservice, L.L.C. (“Reinhart”) (the “Proposed Reinhart Acquisition”) may be forward-looking statements. When used in, or incorporated by reference in, this prospectus or any applicable prospectus supplement, words such as “estimates,” “expects,” “contemplates,” “will,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs, estimates and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in, or incorporated by reference in, this prospectus and any applicable prospectus supplement. Such risks, uncertainties and other important factors that could cause actual results to differ include, among others, the risks, uncertainties and factors set forth above under “Risk Factors,” and the following risks, uncertainties and factors:

•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation and deflation and other factors;
•	we do not have long-term contracts with certain of our customers;
•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions;
•	our reliance on third-party suppliers;
•	labor relations and cost risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portion of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to any future acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•	environmental, health, and safety costs;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•	costs and risks associated with a potential cybersecurity incident or other technology disruption;

•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgements or settlements;
•	negative media exposure and other events that damage our reputation;
•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;
•	decrease in earnings from amortization charges associated with acquisitions;
•	impact of uncollectibility of accounts receivable;
•	difficult economic conditions affecting consumer confidence;
•	departure of key members of senior management;
•	risks relating to federal, state, and local tax rules, including related interpretations and determinations by tax authorities;
•	the cost and adequacy of insurance coverage;
•	risks relating to our outstanding indebtedness;
•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting; and
•	the following risks related to the Proposed Reinhart Acquisition:
•	the risk that U.S. federal antitrust clearance or other approvals required for the Proposed Reinhart Acquisition may be delayed or not obtained or are obtained subject to conditions that are not anticipated that could require the exertion of our management’s time and our resources or otherwise have an adverse effect on us;
•	the possibility that certain conditions to the consummation of the Proposed Reinhart Acquisition will not be satisfied or completed on a timely basis and accordingly the Proposed Reinhart Acquisition may not be consummated on a timely basis or at all;
•	uncertainty as to the expected financial performance of the combined company following completion of the Proposed Reinhart Acquisition;
•	the possibility that the expected synergies and value creation from the Proposed Reinhart Acquisition will not be realized or will not be realized within the expected time period;
•	the risk that unexpected costs will be incurred in connection with the completion and/or integration of the Proposed Reinhart Acquisition or that the integration of Reinhart will be more difficult or time consuming than expected;
•	a downgrade of the credit rating of our indebtedness, which could give rise to an obligation to redeem existing indebtedness;
•	unexpected costs, charges or expenses resulting from the Proposed Reinhart Acquisition;
•	the inability to retain key personnel;
•	disruption from the announcement, pendency and/or completion of the Proposed Reinhart Acquisition, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; and
•	the risk that, following the Proposed Reinhart Acquisition, the combined company may not be able to effectively manage its expanded operations.

For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 29, 2019, incorporated by reference herein, as well as our subsequent filings with the SEC also incorporated by reference herein.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed in, or incorporated by reference in, this prospectus and any applicable prospect supplement. You should evaluate all forward-looking statements made in, or incorporated by reference in, this prospectus and any applicable prospectus supplement in the context of these risks and uncertainties.

We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. All forward-looking statements apply only as of the date they were made and are expressly qualified in their entirety by the cautionary statements relating thereto and, except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

In the event we sell shares of our common stock, we will specify the use of proceeds in the applicable prospectus supplement. We will not receive any proceeds from the sale of any shares of common stock offered by any selling stockholder.

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference therein.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our capital stock. This description is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”), copies of which are filed as exhibits to the Company’s Current Report on Form 8-K filed on November 13, 2019 and the Annual Report on Form 10-K for the fiscal year ended June 29, 2019, respectively.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution, or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption, or conversion rights. The common stock is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All shares of our outstanding common stock are fully paid and non-assessable. The rights, powers, preferences, and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock that we may authorize and issue in the future.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). The authorized shares of preferred stock are available for issuance generally without further action by our stockholders. Our Board of Directors may determine, with respect to any series of preferred stock, the powers, including preferences and relative participations, optional or other special rights, and the qualifications, limitations, or restrictions thereof, of that series, including:

•	the designation of the series;
•	the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of our affairs;
•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible, and all other terms and conditions upon which the conversion may be made;
•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock, or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Dividends

Delaware law permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board of Directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The time and amount of dividends will depend upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders, and any other factors our Board of Directors may consider relevant.

We have no current plans to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, and other factors that our board of directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing indebtedness and may be limited by the agreements governing other indebtedness that we or our subsidiaries incur in the future.

Annual Stockholder Meetings

Our Bylaws provide that annual stockholder meetings will be held at a date, time, and place, if any, as exclusively selected by our Board of Directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws and Certain Provisions of Delaware Law

Our Certificate of Incorporation, our Bylaws, and Delaware law contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control, and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest, or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.

Our Board of Directors may generally issue shares of preferred stock on terms calculated to discourage, delay, or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions, and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult, or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board of Directors

Our Certificate of Incorporation provides that our Board of Directors is divided into three classes of directors. At the Company’s 2019 annual meeting of stockholders and thereafter, each director who is up for election will be elected to serve for a term of one year and will hold office until the annual meeting at which his or her term expires and until his or her successor is elected or qualified. At the Company’s 2021 annual meeting of stockholders and thereafter, the Board of Directors will no longer be classified. The classification of directors until the Company’s 2021 annual meeting of stockholders will have the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Our Certificate of Incorporation and our Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors.

Business Combinations

We have opted out of Section 203 of the DGCL, which governs business combinations with interested stockholders; however, our Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66 2∕3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Removal of Directors; Vacancies

Until the completion of the Company’s 2021 annual meeting of stockholders, after which the directors will not be divided into separate classes and all directors will be elected to serve for a term of one year, directors (other than the directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only by a vote of the holders of at least 66 2∕3% in voting power of all the then-outstanding shares of our stock entitled to vote, voting together as a single class. Following the completion of the Company’s 2021 annual meeting of stockholders, when directors will not be divided into separate classes and all directors will be elected to serve for a term of one year, directors may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of our stock entitled to vote, voting as a single class.

In addition, our Certificate of Incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancies on our Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless a corporation’s certificate of incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our Certificate of Incorporation provides that special meetings of our stockholders may be called (1) at any time by or at the direction of the Board of Directors or the chair of the Board of Directors or (2) from time to time by the stockholders as may be permitted by our Bylaws. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control or management of the Company.

Director Nominations and Stockholder Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Our Bylaws allow the chair of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Our Certificate of Incorporation precludes stockholder action by written consent.

Exclusive Forum

Our Certificate of Incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of our Company to the Company or the Company’s stockholders, (iii) action asserting a claim against the Company or any director, officer or stockholder of the Company arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws, or (iv) action asserting a claim against the Company or any director, officer or stockholder of the Company governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement, and indemnification provisions in our Certificate of Incorporation and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE under the symbol “PFGC.”

PLAN OF DISTRIBUTION

We and/or the selling stockholders may offer and sell all or a portion of the shares of common stock covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	to or through underwriters, brokers or dealers (acting as agent or principal);
•	in the over-the-counter market or on any national securities exchange on which our common stock is listed or traded;
•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;
•	in privately negotiated transactions;
•	in a block trade in which a broker-dealer will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise; or
•	directly to one or more purchasers, including through a specific bidding or auction process or otherwise.

We and/or the selling stockholders may sell the common stock at a fixed price or prices that may be changed from time to time, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the common stock from time to time will be determined by each of us and/or the selling stockholders and, at the time of such determination, may be higher or lower than the market price of our common stock on the NYSE. If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers to purchase securities from us at the public offering price set forth in the prospectus under delayed delivery or forward contracts. These contracts would provide for payment and delivery on a specified date in the future at prices determined as described in the prospectus supplement. The prospectus supplement would describe the commission payable for solicitation of those contracts.

The common stock may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. We and/or the selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with us and/or the selling stockholders. We and/or the selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of common stock offered by this prospectus, which common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us and/or the selling stockholders or from purchasers of the common stock for whom they may act as agents. In addition, underwriters may sell the common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the shares from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions to be paid for solicitation of these contracts. Any selling stockholders and any underwriters, dealers or agents participating in a distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the common stock by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

Underwriters, dealers or any other third parties described above may offer and sell the offered shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any shares, the shares will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares (other than any shares purchased upon exercise of any option to purchase additional shares), unless otherwise specified in the prospectus supplement. The selling stockholders may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter or underwriters.

Offered shares may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more marketing firms, acting as principals for their own accounts or as agents for us or the selling stockholders. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Underwriters or agents may purchase and sell the shares in the open market. These transactions may include over-allotments or short sales of the securities, stabilizing transactions, syndicate covering transactions and penalty bids.

Over-allotment or short sales involve sales by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the shares are traded, in the over-the-counter market or otherwise.

We and/or any selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act.

At any time a particular offer of the shares of our common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be filed setting forth:

•	the identity of the seller, including the name of any selling stockholder;
•	the number of shares of common stock being offered;
•	the terms of the offering;
•	the names of the participating underwriters, broker-dealers or agents;
•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or re-allowed or paid by any underwriters to dealers;
•	the public offering price;
•	other material terms of the offering.

Any selling stockholder is subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the common stock offered in this prospectus by such selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of such selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities for the common stock being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities for the common stock.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, a selling stockholder may sell shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

Certain of the underwriters, broker-dealers or agents who may become involved in the sale of the shares of our common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation. If at the time of any offering made under this prospectus a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) participating in the offering has a “conflict of interest” as defined in FINRA’s Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule of Performance Food Group Company and subsidiaries as of June 29, 2019 and June 30, 2018, and for the fiscal years ended June 29, 2019, June 30, 2018, and July 1, 2017, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Reinhart Foodservice Business (Carve-Out of Certain Operations of Reyes Holdings, L.L.C. and Lone Oak Realty LLC) as of and for the years ended December 31, 2018 and 2017, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K dated September 16, 2019 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference. Such combined financial statements have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We incorporate certain information into this prospectus by reference to other documents that we have previously filed with the SEC. This means that we disclose important information to you for purposes of this prospectus by referring you to other documents that have previously been filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate into this prospectus by reference each of the following documents listed below and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act so long as the registration statement of which this prospectus is a part remains effective:

•	Annual Report on Form 10-K for the fiscal year ended June 29, 2019, filed with the SEC on August 16, 2019;
•	Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2019, filed with the SEC on November 6, 2019;
•	Current Reports on Form 8-K, filed with the SEC on July 1, 2019, September 16, 2019, October 2, 2019, October 2, 2019, October 7, 2019, October 28, 2019, November 13, 2019 and November 18, 2019;

Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 8, 2019 (with respect to information contained in such proxy statement that is incorporated into Part III of our Annual Report on Form 10-K for the year ended June 29, 2019); and

•	A description of our capital stock contained in the Registration Statement on Form 8-A, filed with the SEC on October 1, 2015.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to: Performance Food Group Company, 12500 West Creek Parkway, Richmond, VA 23238; telephone: (804) 484-7700, Attention: Investor Relations. These filings may also be accessed on our website: www.pfgc.com.

The information incorporated by reference in this prospectus is an important part of this prospectus. Neither we nor any underwriters have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules.

We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.pfgc.com. Except as set forth in the “Incorporation by Reference” section of this prospectus or in the applicable prospectus supplement, the information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.